Exhibit 99.2

2007 Information

PART I

ITEM 1.	BUSINESS

Restatement of Financial Statements and Failure to File Required Periodic Reports

As previously disclosed, Motive, Inc. (“Motive” or “the Company” or “we”) determined in 2005 and 2006 that we needed to restate our historical financial statements dating back to 2001, and in that connection the Audit Committee of our Board of Directors undertook and completed an independent review of various accounting matters. Also as previously disclosed, we dismissed Ernst & Young LLP as our independent accountant in July of 2007, and on October 17, 2007, we engaged BDO Seidman, LLP (“BDO Seidman”) as our successor independent accountant. As a result of the foregoing and the need for BDO Seidman to audit the Company’s annual financial statements for the years ended December 31, 2003, 2004, 2005, 2006 and 2007, and review the Company’s interim financial statements for the quarters ended September 30, 2005, March 31, 2006, June 30, 2006, September 30, 2006, March 31, 2007, June 30, 2007, and September 30, 2007, we have been unable to complete and file our periodic financial reports under the Securities Exchange Act of 1934 (the “Exchange Act”) within the prescribed time periods for such reports. BDO Seidman is currently conducting its audits and reviews of the periods described above. Upon completion of those audits and reviews, we intend to file our delinquent financial reports with the Securities and Exchange Commission. Motive is diligently working with BDO to complete these audits and reviews as soon as practicable.

In an effort to provide investors and other interested parties with meaningful financial information pending completion of BDO Seidman’s audits and reviews, on September 7, 2007 we publicly furnished (through a Current Report on Form 8-K) unaudited and unreviewed financial statements for the years ended December 31, 2005 and 2006, and the six months ended June 30, 2007. On November 11, 2007 we publicly furnished (through a Current Report on Form 8-K) unaudited and unreviewed interim financial statements for the three- and nine-month periods ended September 30, 2007. We are including in this Exhibit 99.1 our unaudited financial statements for the years ended December 31, 2006 and 2007, together with notes thereto and certain textual disclosures that would typically be found in an Annual Report on Form 10-K for the year ended December 31, 2007, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. In presenting this information, we have followed the recently adopted disclosure rules for “Smaller Reporting Companies,” having determined that the Company is eligible to use such rules.

Introduction

Motive is a leading provider of broadband and mobile service management software. Motive’s existing and potential customers include any telecommunications service provider in the world that manages the delivery and usage of broadband and mobile data. By using our software solutions, our customers can more efficiently deliver the next generation of voice, video and data services to their new end-user customers and then, in turn, be able to troubleshoot and manage the services throughout the relationship with each customer. Motive’s software has already had significant success in the broadband market. In 2007, we introduced a similar set of products that manage the activation and support of mobile data services. We believe that our mobile service management solution has the potential to achieve success comparable to that achieved by our broadband solution but with a significantly larger market potential.

Our customers leverage our service management platform to automate and remotely manage key end-user touch points throughout the service lifecycle. The result is a consistent, unified experience for both customers and service providers that accelerates the rollout of new and converged services, reduces operational costs, drives revenues and builds lasting brand loyalty. Our solutions can be delivered across multiple services, networks and devices. Nearly half of the world’s leading communications providers rely on service management software from Motive to deliver a new generation of IP-based services that seamlessly integrate voice, video and data into a single connected experience.

Motive is differentiated in the communications software and services industry by factors that include the following:

•

Motive has established itself as a leading provider of service management solutions for broadband and mobile carriers worldwide, including the largest carriers in countries such as the United States, Canada, Argentina, Germany, United Kingdom, Switzerland, Italy, Netherlands, Spain, Portugal, Japan, Australia, India, China and Singapore.

•

Motive’s customers’ aggregate market share includes approximately: 88% of DSL broadband subscribers in North America, 60% of DSL broadband subscribers in Western Europe; 39% of DSL broadband subscribers in Central and Latin America; and 45% of DSL broadband subscribers in Asia and the Pacific Rim.

•	In 2007 Motive entered the mobile service management market by cross-selling into its existing wireline service provider base who also offer wireless and fixed-mobile converged services.

•

Motive’s solutions allow operators to increase average revenue per customer, improve customer retention, reduce activation costs and start the customer experience off right, thereby reducing support costs.

•

Motive’s software and solutions provide customers with substantial cost reductions and operating efficiencies. By using software to install a broadband connection, the need to have a service technician visit the customer premise has been significantly reduced.

•	Motive’s solutions help manage cable, DSL, mobile or satellite services. This enables a single solutions platform to support multiple technologies within the evolving telecommunications industry.

Industry Background

As the number of broadband and mobile data customers continues to grow, communications providers are in a race to introduce compelling services that attract new customers and strengthen their existing relationships. In addition, as new services, networks and devices converge, complexity is inevitable, posing new challenges and risks for service providers. The Company’s market opportunity is driven by:

•	A high speed data market that currently has approximately 307 million DSL and cable lines, with growth rates expected to be approximately 15% per year through 2011;

•	Approximately 300 broadband services providers that generated an estimated $100 billion in subscriber revenue in 2007;

•

Mobile services represent a significantly larger market opportunity for Motive when compared to broadband—the mobile market approximated $700 billion in annual subscriber revenue derived from approximately 3.1 billion subscribers worldwide in 2007;

•	New services such as IP-enabled TV (“IPTV”) and WiMax and the expected challenges associated with managing such emerging technologies; and

•	Emerging opportunities in Latin America, the Middle East and Asia Pacific.

By the year 2010, it is estimated there will be more than 400 million broadband households worldwide. These households will have installed nearly one billion connected devices. Every day, an additional device, whether it is a computer, portable entertainment device, game system or even a kitchen appliance, is connected to a home network. With the increased number of devices, there is increased complexity, making the home network difficult to implement, manage and maintain. For the broad adoption of home networking to extend and accelerate beyond the early adopters, the management of home networks and their connected devices must be improved, automated and streamlined.

Service providers are critical stakeholders in improving the manageability of the digital home. Service providers have expanded from their role of providing basic Internet connectivity to providing broadband access, Voice over Internet Protocol (“VoIP”) telephone service, IPTV and other new value-added services. As more devices, services and applications proliferate in the networked home, consumers are relying on the service providers to make their experience simpler and easier to maintain. Service providers have an excellent opportunity to differentiate themselves from merely providing network connectivity to playing a critical part in the service delivery and support chain. Improving consumers’ digital experience can result in lowering customer churn, increasing customer loyalty and increasing average revenue per user (“ARPU”).

Broadband access remains the predominant revenue-driver for most service providers, and making this service quick and painless is a critical factor in a provider’s ability to win and retain customers. The high-speed data market currently has approximately 307 million DSL and cable lines with growth rates expected to be approximately 15% per year through 2011. At the end of 2007, there were 307 million broadband access lines in service, representing 27% year over year growth, and approximately 300 broadband services providers generating an estimated $100 billion in annual subscriber revenue. Service providers are at risk of becoming victims of their own success, because as their subscriber base and underlying infrastructure networks grow, the risk of technical issues increases. In addition, as VoIP, IPTV, mobile and other “quadruple-play” offerings are deployed to the subscriber base, the need to maintain appropriate support is critical. In order to successfully compete and operate efficiently, service providers must find ways to optimize the interactions they have with their customers at each key touch point along the service lifecycle. Motive estimates the total annual market spend on service management software and support for the broadband market in 2007 to be approximately $90 million dollars, with Motive accounting for over one third of this market.

The mobile service market represents a significant opportunity for service management. The demand for smart mobile devices and rich multi-media mobile services is growing rapidly as users look for new ways to stay connected and entertained. As more advanced phones and related revenue-generating services, such as mobile e-mail, music and TV, grow in popularity, service and support challenges will increase. Today, the complexity often associated with advanced mobile handsets and new services is driving up customer service costs for mobile network operators.

In 2006, year-over-year growth for smartphones (phones with additional capabilities such as web access or email) exceeded 70 percent, and it is expected that this trend will continue for the next several years. The technology research firm of Gartner, Inc. (“Gartner”) predicts there will be more than 500 million smartphones in use by 2009. Today, virtually every major broadband provider in the world has a wireless division, and worldwide there are more than 700 mobile service providers. Gartner further estimates that by 2009, advanced feature phones and smartphones will represent almost 30 percent of all new handsets sold, up from less than three percent in 2004.

As devices and their services such as mobile e-mail booms, so do the challenges. Consumers are finding mobile services increasingly confusing and issues around ease-of-use are holding them back from buying and using the latest high speed third generation (“3G”) handsets and services. In fact, when it comes to handset ease-of-use, 79% of mobile phone users believe handsets are getting more complicated. A recent survey found that 73% of users who own a 3G phone rarely use the expanded services and applications available to them, and 28% never use them at all. In addition to the challenges associated with more complex user handsets and data services, service providers must also address the operational requirements associated with managing and supporting converged services. As well, access technologies such as WiFi and Wimax allow mobile phones and other devices to access networks at far greater speeds than previously possible. Further, these access technologies allow the mobile device to be a more instrumental component of a digital home, rather than a standalone device. The wireless and wireline markets are also converging as service providers seek to deliver a consistent, seamless customer experience. While it is difficult to assess the total customer care spend in this area, another technology research firm, Ovum RHK (“Ovum”), estimates the mobile device management spend alone to be $207 million in 2007, with growth rates of 50% predicted for 2008. Of the $207 million, we believe approximately $150 million was addressable with Motive’s solutions, with significant upside on the customer care market. The combination of broadband connectivity with a cellular network, referred to as Fixed-Mobile Convergence (“FMC”), is also a considerable market opportunity in its own right. IDC, another research firm, has estimated the end-user revenue opportunity in this market to be $24 billion by 2010, with nearly 47 million FMC users worldwide.

Improvements in customer service quality are possible both at the consumer endpoint as well as at the service contact center. Responsive, knowledgeable support personnel with informed control over the consumer’s service helps optimize support efficiency and, most importantly, minimize costly service calls to the subscriber. Whether the service provider is supporting broadband connectivity, more advanced services such as VoIP telephony or IPTV, the customer service management opportunity is considerable.

Motive Products

Motive provides advanced service management software products to telecommunications service providers worldwide. Motive’s product offering enables wireline, wireless, cable and satellite providers the ability to activate, manage and support digital home and mobile data services. Based on its successful broadband service management product, the Company has developed a mobile service management product that was introduced to the market in 2007.

Using Motive’s products, service providers can:

•	model the optimal state of high speed data services before rolling them out to millions of subscribers;

•	automate service activation processes, reducing the need for support calls and visits, and accelerating the deployment of new services;

•	streamline support processes and offer customers a variety of ways to contact their provider, including phone, Web-based chat services, e-mail and the service provider’s Web site.

Motive provides solutions to problems that are shared by both broadband and wireless service providers such as:

Service Activation	• Device qualification
• Customer self-installation
• Remote configuration
• Service verification
• VAS offer management and fulfillment

Service Support	• Customer self-diagnosis and repair
• CSR-assisted diagnosis and repair
• Remote diagnosis and repair

Service Management &Maintenance	• Device discovery and setup
• Configuration management
• Firmware management
• Security

Service Assurance	• Coordinated end-to-end service tests
• Application, network and systems data gathering and analysis
• Service context-based recommended actions

Service Design Platform Services	• Service management workflow builder
• Device and service modeling
• Policy definition
• Reporting

Offerings

Motive has developed a leading solution suite of related products and technologies to address the mobile and broadband service lifecycle. In the past eighteen months, the Company has re-platformed its legacy portfolio, repositioned its Service Assurance offering for support of IPTV and has enhanced the capabilities of its Mobile Service Management offering. With these advances, new services and devices, from smart phones and Wi-Fi networks to IPTV and VoIP, can be modeled, automated and diagnosed using a single platform with the following product set:

Mobile Service Management (MSM)

•      Streamlines the delivery and management of mobile data and converged services. Providers can automate customer acquisition, simplify common service processes, reduce call volume associated with new services, and diagnose the cause of service issues.

High Speed Data (HSD)	• Provides service providers a unified set of products to manage broadband activation and support processes.

Home Device Manager (HDM)	• Enables broadband service providers to view and remotely manage networked devices in consumers’ homes to quickly resolve service issues.

Service Assurance

•      Provides end-to-end visibility and control over key elements of the service delivery network for a wide range of IP services such as IPTV, High Speed Internet and VoIP. Delivers key information that call center staff and field technicians can use to quickly identify and resolve service issues.

Mobile Service Management (MSM)

The mobile service management opportunity for Motive is significant. The substantial growth in mobile subscribers (see “Industry Background” above) and the continued and accelerating deployment of complex mobile phones worldwide represents a significant opportunity for Motive to gain a greater share of service providers’ overall mobile service management and support spend. Launched in 2007, the MSM suite of products has received positive early market acceptance with contracts at BT, eMobile, Telecom Italia and TELUS. Motive has also entered into a reseller agreement for MSM with CTC (Japan).

Using intelligent automation, Mobile Service Management enables service providers to:

•	Accelerate the roll out and management of converged services with a unified management platform;

•	Increase revenues through the targeted delivery of high value content based on subscriber demographics;

•	Deflect routine support calls because self-service is built into the user experience;

•	Decrease call complexity and average handle time through real-time diagnostics and root-cause analysis; and

•	Reduce the number of “no defect found” smartphone returns with accurate diagnostic intelligence.

Competition in the MSM market comes from mobile device management software vendors such as Innopath and Mformation. These vendors sell device management products that offer the capability to alter device configurations, while Motive’s MSM products offer the ability to manage mobile services, including, but not limited to, managing mobile devices.

High Speed Data (HSD)

Motive’s High Speed Data solutions address the wireline broadband provider market. While the North American and Western European market is relatively mature, there are significant opportunities in secondary markets, particularly Latin America, the Middle East and Asia Pacific. The core product lines for Motive in High Speed Data are the foundation of the Company, and often a selling platform for additional value-added products. Some of the products offered under this solution suite can be sold to mobile service providers to activate, manage and support mobile and fixed-mobile converged services. This provides a strategic advantage over our mobile device management competitors who do not have the wireline customer base that we enjoy.

In the High Speed Data area, Motive’s principal competitors are SupportSoft, Finepoint, and the internal IT departments of the major service providers. Motive’s competitive differentiation resides in the Company’s significant unified service management experience, the Company’s independence as a vendor (as compared to customer premises equipment (CPE) vendors who also offer software solutions), and its substantial, referenceable wireline broadband customer base.

Home Device Manager (HDM)

Motive estimates that worldwide shipments of wireline broadband equipment were 144 million units in 2007, up 20% from 2006. Two-thirds of the total, or 95 million units, are expected to be DSL (triple play) devices. Of these, approximately 60% are estimated to be enabled with DSL Forum standard protocol (“TR69”) that Motive uses, giving Motive a $60 million addressable market for device management and support. Deployed through a partnership with Alcatel-Lucent in 2006, the product won 80% of the competitive tenders that year. Since entering the market, Motive has sold HDM to over 35 service providers around the world. The Company is currently developing value-added product extensions for HDM, such as HomeView, that will enhance our ability to address this market segment and drive margin expansion for the Company. The HDM product also provides a strong segue point to the mobile service management market, particularly with respect to alternative mobile network technologies such as WiMax devices and femtocells base stations used by service providers in the mobile market.

In HDM’s market segment, the Company’s principal competition is 2Wire, Netopia (Motorola) and SupportSoft. Motive differentiates itself from the competition by its CPE vendor neutrality, its interoperability with other technologies, its commitment to maintain industry protocol standards, and its ability to allow service providers to leverage their existing investment in Motive’s solutions. Taking into account that some service providers use home grown solutions and some hardware providers bundle software with hardware, Motive estimates its market share to be 35% of the available spend within the home device management market.

Service Assurance

Motive estimates that services providers will spend in excess of $74 million to support approximately 8 million IPTV customers worldwide in 2007. The support burden is projected to grow over 25% in 2008, bringing the estimated total 2008 spend to nearly $95 million in support of approximately 25 million customers worldwide. Motive’s IPTV Service Assurance solution directly addresses this spend and is positioned with several of the leading carriers resulting from Motive’s advantage of being one of the first vendors to address this problem.

Competition in the Service Assurance market is predominantly traditional network monitoring tools and internal IT initiatives. Motive’s solution is differentiated based on its ability to make analysis and remediation consistently actionable for end-users, field technicians and call center employees.

Services

Deployments of Motive’s broadband and wireless solutions typically include a services element. As a result, the Company has created unique services that bring together the best practices, technology and expertise gained through hundreds of broadband service implementations with the world’s leading communications service providers. Our products are complemented by a set of professional and managed services that primarily assist our customers in rapidly deploying our solutions; optimizing business processes; and measuring the financial impact of our products.

Deployment Services. Customers utilize our deployment services to install, configure and deploy Motive solutions on a global, regional and industry-specific level. Our methodology includes planning, requirements definition, design, installation, configuration, testing and transitioning into a production environment. Deployment services are typically managed by two to four consultants who complete the entire process from initiation to full production, often within three to five months. Larger implementations can take five to seven months and may involve additional consultants.

Support Services. Our support organization employs a set of skilled support engineers to help customers solve problems and answer questions on a 24 x 7 basis. Our goal is to ensure customer satisfaction each time we receive a call for support. Through best practices, our Help Desk identifies the customer’s problem and provides a resolution. As necessary, we use a defined escalation process when further management assistance is needed. Our support plans include both basic and premium options to meet the needs of our entire customer base – whether related to a small installation or a large-scale deployment.

Business Optimization Services. After Motive’s solutions are operational within a customer’s business or network, our services organization will continue the relationship and help the customer use our products to their full capabilities. Our business optimization services are designed to align our customers’ business processes with Motive solutions, dramatically improving the effectiveness of our products in an organization. Based on best practices gained through multiple deployments worldwide, business optimization services maximize a customer’s ability to achieve business goals, while lowering the overall cost of utilizing our technology. Specific services include usability testing of customer user interfaces, optimization of contact center processes, service data analytics, monitoring and measuring results, and internal marketing of our technology solutions.

Managed Services. Our managed services offerings are an important part of our overall strategy to help ensure customers get maximum value from their Motive products. These services provide customers flexibility in deploying and running their Motive solutions by offering various levels of hosting, complete solution outsourcing or remote management of our solutions. Many of our customers prefer an Application Service Provider (“ASP”) model for delivery of our software. The ASP delivery model can be more cost effective both in time to market and in continued support.

Managed Services are delivered through a state-of-the-art data center. Its features include dedicated staff, advanced technology infrastructure, high system availability, proactive monitoring and disaster recovery capabilities necessary to operate mission-critical services. Our managed services offerings allow our customers to realize the benefits of our solutions with reduced project risk, complexity and time to market, while simultaneously achieving increased operational efficiency, service and maintenance levels. Our services also include a wide range of production support, including 24 x 7 technical assistance and problem resolution and customer-specific services, as well as availability, performance and transaction monitoring.

As of December 31, 2007, we had 119 employees in our services organizations. These employees are based primarily in Austin, Texas, but also reside in other locations throughout the Americas, Europe and Asia.

Technology and Patents

Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely on a combination of patent, trademark, trade secret and copyright laws and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our technology. We presently own eleven patents, all of which are issued in the United States, and have one patent application pending. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We license our software pursuant to signed license agreements, which impose certain restrictions on the licensee’s ability to utilize the software. Finally, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than the various legal protections of our technology to establishing and maintaining a technology leadership position.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and while we are unable to determine the extent to which piracy of our software exists, software piracy can be expected to be a persistent problem. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. However, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Any such resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Any failure by us to meaningfully protect our property could have a material adverse effect on our business, operating results and financial condition.

To date, we have not been notified of any material infringement by our products of the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement with respect to our current or future products. We expect that developers of commercial software products will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and as the functionality of products in different segments of the software industry increasingly overlaps. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management’s attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available at all or on terms acceptable to us. A successful claim of product infringement against us and our failure or inability to license the infringed technology or develop or license technology with comparable functionality could have a material adverse effect on our business, financial condition and operating results.

We include certain third-party software in our products. This third-party software may not continue to be available on commercially reasonable terms. To the extent we could not maintain licenses to some or all of this third-party software, shipments of our products could be delayed until equivalent software could be developed or licensed and integrated into our products, which could materially adversely affect our business, operating results and financial condition.

Competition

The market for management automation is competitive, rapidly evolving and subject to frequent technological change. Our current and potential competitors in the market vary in size, in industries they serve, and in the scope of the products and services that they offer or may offer in the future. Many of our current and potential competitors have greater financial, marketing and infrastructure resources than we have. As a result, they may be able to respond more quickly to changes in customer requirements. They may also be able to devote greater resources to sales and marketing and research and development than we can. Competition may also result in changes to pricing policies by us or our competitors, which could adversely affect our business, prospects, future quarterly and annual operating results and financial condition. We may not be able to compete successfully against current and future competitors.

As we compete for contracts with broadband providers, we have experienced direct competition from companies such as SupportSoft, Motorola (Netopia) and 2Wire as well as internal IT departments of the service providers themselves. In the Mobile Service Management area, we have experienced competition from mobile device management software vendors such as Innopath and Mformation. While there are many more existing and potential competitors in our industry, we believe that there are few that possess the broad based solution for the management of both fixed and mobile voice, video and data service offerings.

Strategy

We believe that, as the telecommunication carriers consolidate their operations for the delivery of voice, video and data services, they will become more and more focused on what is known as Fixed-Mobile Convergence (“FMC”). FMC is the idea that a carrier will be able to deliver voice, video or data communications to a single customer (phone number) regardless of whether the customer is using a mobile handset, home computer, laptop or television. We believe that Motive is uniquely qualified to produce and deliver that solution. Our experience with broadband service management services has enabled us to be able to develop and deliver a market leading mobile service management solution. Together with our professional services capabilities, we are already capable of delivering an FMC solution to the market, today.

Motive will continue to maintain and build on its leading positions in the service management software market by pursuing the following strategies:

•	Achieve revenue growth by expanding product portfolio through expansion and creation of new solutions and by acquisition of strategic technologies;

•	Continue to target communications service providers in the wireline, cable, wireless and satellite space;

•	Expand target market by offering mobile service management solutions including femtocell, and WiMax services;

•	Expand channels to market, using direct and indirect sales resources; and

•	Obtain increased operating expense efficiencies by leveraging existing products and applying these technologies to new markets.

Our Clients

Motive’s customer base is comprised of over 65 leading wireline, wireless, cable and satellite providers. This base includes the leading broadband and converged-services providers in Brazil, Canada, Germany, Italy, Japan, Peru, Switzerland, Thailand, the UK and the US. Motive’s customers serve approximately 88% of DSL subscribers in North America, and approximately 60% of DSL subscribers in Western Europe. Our roster of clients include most of the major telecommunication providers in North America, Europe, South America and Asia Pacific.

Sales and Marketing

Motive goes to market through a direct sales force and channel partnerships. Our sales cycle is approximately six months to a year, as our contracts are usually large multi-year, multi-million dollar transactions that involve the review and approval of our customers who are large telecommunications carriers. As of December 31, 2007, the Company employed a worldwide salesforce of 36, along with four marketing personnel and nine business development and channel salespeople.

The Company’s channel strategy is focused on large scale systems integrators and global hardware manufacturers. In the past twelve months the Company’s channel partners included Alcatel Lucent, IBM, Accenture, Convergys and a number of CPE partners at the global level, as well as by CapGemini at the regional level. These relationships are supplemented by a range of country-specific partners. Channel sales accounted for approximately 30% of bookings for the year ended December 31, 2007.

Most of the licenses we have entered into in the past have been for a fixed term, typically of three years. For example, for the year ended December 31, 2007, approximately 55% of the license agreements we entered into were fixed-term licenses, as opposed to perpetual licenses. As the end of the term of a fixed-term license approaches, we attempt to negotiate the renewal of the license with the customer for the same product and/or for new products and services. If these customers choose not to renew their fixed term licenses with us or if we are unable to license additional products to our existing customers on beneficial terms, our business, operating results and financial condition could be harmed.

Research and Development

Motive competes in the highly competitive telecommunications software industry that requires continuous innovation as well as compatibility with new and evolving technologies that our software operates in conjunction with. Over the past two years, we have succeeded in addressing several development areas that we believe are critical to our future success.

Mobile Service Management

The development of our Mobile Service Management solution is a milestone in our Company’s evolution. Our Mobile Service Management (MSM) solution is a complete offering that enables providers to automate and manage key processes throughout the entire mobile service lifecycle, from service ordering and activation through ongoing management and customer support. These powerful capabilities provide immediate opportunity to assist with revenue generation and cost reductions today, while improving the customer experience and establishing a foundation for future value-added services. Using Motive’s MSM solution, providers can accelerate the delivery of high-value mobile data services to millions of customers while making them easier to purchase, own and use.

We initially announced the completion of our MSM suite of products in the fall of 2006. During 2007, we rolled out the Beta version of our MSM product set with a few of our key customers and received favorable feedback. In the fall of 2007, we announced that the MSM product set was available for general release. We expect that our customers will continue to evaluate the MSM product set during 2008. During this final evaluation stage, we intend to continue to invest in MSM development.

Replatform of High Speed Data Products

Our HSD product set has been the Company’s core offering throughout most of our history and is currently in its 6th generation. In any software product lifecycle, it becomes necessary to refresh the technology in order for it to remain compatible with other emerging technologies. During 2007, we completed a year long project to replatform our HSD software product. This project included the refresh of the underlying technology platform so that it is compatible with other technologies, including Microsoft’s Vista operating system.

India Development Center

In early 2006 we established a development center in Bangalore, India. We have gone to great lengths to integrate the India Development Center (IDC) with our development team in the United States. Our philosophy has been to treat our two geographies as one development center. By balancing skill sets properly between the two locations, we have been able to successfully drive the continued development of our products in a cost efficient and timely manner. Our technology and the type of work is an attractive proposition to our employees in India. As a result, our turnover rate has been lower than that of other companies that have set up development centers in India. The IDC has the capacity for 105 employees and had 64 employees at December 31, 2007.

Strategic Relationships

Motive utilizes several strategic relationships with technology and system integrator partners to strengthen our market position. The structure of these relationships include; Original Equipment Manufacturer “OEM”, joint development arrangements, distribution and referral agreements, as well as product partnerships. Alcatel-Lucent is both a joint development partner for our market-leading device management solution, as well as a worldwide distribution partner for our wire-line, mobile, and FMC solutions.

Employees

As of December 31, 2007, we employed 308 people. In addition, we also use temporary personnel from time to time, and they are not included in our headcount. None of our employees are represented by a labor union, nor have we experienced any work stoppage. We consider our relationships with our employees to be good.

Financial Information about Geographic Areas

We operate throughout the world. More than half of our revenue is generated outside of North America. We have a substantial presence in Europe and to a lesser extent in Asia Pacific.

Corporate Information

We were founded in 1996 and are headquartered in Austin, Texas. We are incorporated in Delaware. Our principal office is located at 12515 Research Blvd., Building 5, Austin, TX 78759 and our phone number is (512) 339-8335. Our website is www.motive.com. We make available, free of charge, on or through our website, our annual, quarterly and current reports, and any amendments to those reports, as soon as reasonably practicable after electronically filing such reports with the Securities and Exchange Commission, or SEC. Information contained on our website is not part of this Exhibit 99.2.

ITEM 1A.	RISK FACTORS

In addition to the other information included in this Exhibit 99.2, you should carefully consider the risks described below. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem not significant may also affect our business operations. If any of these risks actually occur, our business, financial condition, or results of operations could be adversely impacted. In that event, the market price of our common stock could decline.

Our accounting restatement, SEC delinquency and related matters may adversely affect our business.

As previously disclosed, the Company determined in 2005 and 2006 that we needed to restate our historical financial statements dating back to 2001, and in that connection the Audit Committee of our Board of Directors undertook and completed an independent review of various related accounting matters. Also as previously disclosed, we dismissed Ernst & Young LLP (“EY”) as our independent accountant in July of 2007, and on October 17, 2007, we engaged BDO Seidman, LLP (“BDO Seidman”) as our successor independent accountant. We have publicly released (through a Current Report on Form 8-K dated September 5, 2007) unaudited and unreviewed financial statements for the years ended December 31, 2005 and 2006, and the six months ended June 30, 2007 and (through a Current Report on Form 8-K dated November 7, 2007) unaudited and unreviewed financial statements for the three and nine months ended September 30, 2007. These financial statements included restated results for all relevant periods and reflect all adjustments that management and the Audit Committee deemed appropriate. However, these financial statements remain subject to audit and review, as applicable, by BDO Seidman.

Our accounting restatement, Audit Committee review, change in independent accountants and related activities have had, and will continue to have, a number of material adverse effects on the Company and its business, including, but not limited to, the following:

•	The accounting restatement has resulted in material and substantial changes to our previously issued financial statements.

•

We are delinquent in the filing of our quarterly and annual financial reports with the SEC (and have been delinquent since the third quarter of 2005). BDO Seidman is currently conducting the necessary audits and reviews. We are working with BDO Seidman to complete these audits and reviews as soon as practicable.

•	Because we are delinquent in filing our periodic financial reports with the SEC, we have been unable to call and hold an annual meeting of our stockholders since May of 2005.

•

As the result of our delinquent status with the SEC, our common stock is subject to adverse enforcement actions that could be initiated by the SEC, including a temporary trading suspension of our common stock or the deregistration of our common stock, which would effectively terminate any public trading market for our common stock. See “The SEC’s pending formal enforcement inquiry and other enforcement actions may adversely impact our business, financial condition and results of operations.” below.

•

Our change in independent accountants will substantially delay the completion of our audited financial statements for the periods being restated and for current periods, could result in material and substantial changes to our previously disclosed unaudited and unreviewed financial statements, and further delay the filing of our delinquent periodic reports with the SEC and our ability to call and hold a stockholders meeting. Also, we will likely spend significant time and incur significant costs to assist BDO Seidman in connection with its financial statement audit and review efforts.

•

Until the audits and reviews of our historical financial statements are completed and we become current with our periodic reports with the SEC, only unaudited and unreviewed financial information will be made publicly available concerning our results of operations and financial condition. Although, commencing with the quarter ended September, 30, 2007, we intend to publish (through Current Reports on Form 8-K) unaudited and unreviewed financial results for each of the first three fiscal quarters of each year, and for full years, together with related textual disclosures that would normally be included in a quarterly report on Form 10-Q or an annual report on Form 10-K, as applicable, such results will be subject to adjustment based on the reviews and audits, as applicable, to be conducted by BDO Seidman.

•

The fact that we have not had, and will not have for some time into the future, audited financial statements, and related uncertainties, will likely continue to cause confusion and uncertainty among current and prospective investors, with attendant negative implications for the market price of our common stock.

•

Our common stock has been delisted from the NASDAQ Stock Market, now trades in the over-the-counter market commonly referred to as the “pink sheets” and has experienced a substantial reduction in market price and average daily trading volume. As a result, our common stock is subject to greater price volatility because minimal trading volume can cause significant swings in the price of our common stock. See “Our common stock has been delisted from the Nasdaq National Market, the trading price of our common stock has declined and may continue to decline, and investors may not be able to sell our shares quickly or at all.” below.

•	No securities analysts currently cover our common stock.

•

The foregoing circumstances have required and will in the future require a significant diversion of management’s time and attention, as well as significant increases in our audit, legal and other professional fees.

•

Additionally, these circumstances have had and may continue to have an adverse affect on our marketing and sales activities as they call into question our viability as a financially sound and credible vendor. A similar negative impact may occur with respect to our ability to attract and retain current and potential future employees.

Our Audit Committee, management and former independent accountant have identified material weaknesses in our internal control over financial reporting; any failure to remedy these existing material weaknesses or future material weaknesses in internal control over financial reporting could result in misstatements in our financial statements.

As previously reported in the Company’s Current Report on Form 8-K dated July 30, 2007, EY identified (in a letter that was provided to the Company in connection with EY’s dismissal) the following material weaknesses in Motive’s internal control over financial reporting as of December 31, 2005:

•	An entity level material weaknesses in the control environment component of Motive’s internal control over financial reporting.

•	A material weakness in the design and operation of internal controls over accounting for revenue recognition for multiple element software license arrangements in compliance with GAAP.

•	A material weakness in the design and operation of internal controls over accounting for sales commissions.

•	A material weakness in the Company’s financial statement close process.

•	In addition, EY identified the following significant deficiencies:

•	a significant deficiency in the operation of internal controls over the Company’s impairment analysis, and

•	a significant deficiency in the operation of internal controls over accounting for the Company’s employee stock purchase plan.

We have established a remediation program to address the material weaknesses and significant deficiencies described above. That program may not be fully effective in remediating these material weaknesses and significant deficiencies, or in preventing other material weaknesses or significant deficiencies in our internal controls. In addition, both we and BDO Seidman may identify additional material weaknesses and significant deficiencies in connection with our ongoing restatement activities and related audit and review procedures. We may spend significant time and incur significant costs to assess and report on the effectiveness of our internal control over financial reporting and to remediate any material weaknesses or significant deficiencies. Discovering additional material weaknesses or significant deficiencies in the future could make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, which could harm our business. In addition, if we discover future material weaknesses or significant deficiencies, disclosure of that fact could further reduce the market’s confidence in our financial statements, which could harm our stock price.

Our business may be adversely affected by pending and future securities class action and derivative lawsuits.

We are a party to the securities class action litigation and the derivative litigation described in Item 3 of Part I of this Exhibit 99.2. The defense and/or settlement of these litigation matters may increase our expenses and divert our management’s attention and resources, and an adverse outcome could harm our business, operating results and financial condition. Additionally, we may in the future be the target of similar litigation. Future litigation of this sort could result in substantial costs and divert management’s attention and resources, which could have a material adverse effect on our business, operating results and financial condition.

The Company has entered into agreements to settle both the securities class action lawsuit and the shareholder derivative lawsuit described above. In connection with these settlements, the Company recorded an $8 million charge during the quarter ended September 30, 2007. The amount of this charge was later reduced to $7.7 million in the fourth quarter of 2007. (See Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations —Overview—Settlement of Shareholders Derivative Litigation and Securities Class Action Litigation). These settlements are conditioned upon final approval by the court and other contingencies. In March 2008, the court preliminarily approved these two lawsuit settlements and set final hearing dates for July 2008. There is no assurance that either or both of these settlements will be completed. If either settlement is not completed, the applicable parties may attempt to reach agreement on alternative settlement terms or resume the litigation.

In addition, the Company has been in a dispute with its D&O insurance carrier with regard to coverage for the two lawsuits described above. The Company and the D&O carrier have entered into a settlement agreement with respect to this dispute, but completion of that settlement is also subject to consummation of the settlement of the two lawsuits. Thus, if either lawsuit settlement fails to occur, the Company could again be in a coverage dispute with the D&O carrier.

The SEC’s formal enforcement inquiry and other enforcement actions may adversely impact our business, financial condition and results of operations.

The Division of Enforcement of the United States Securities and Exchange Commission is conducting a formal inquiry into Motive. We believe that the inquiry relates to the restatement of our financial results and certain executive stock sales. We are fully cooperating with the inquiry. The inquiry may require a significant diversion of our management’s attention, the costs associated with the inquiry may be significant (particularly in light of our indemnification obligations to both current and former directors and officers) and an adverse outcome could adversely affect our business, financial condition and results of operations.

If we are unable to timely file our periodic reports with the SEC for prior or future periods, the SEC has the power to summarily suspend trading in our common stock for 10 business days or to commence formal deregistration proceedings whereby our common stock could be deregistered. By letter dated April 19, 2007, the SEC threatened to take one or both of these actions if our delinquent status was not cured. If our common stock were deregistered, it would no longer be quoted on the over-the-counter market and the public trading market for our common stock would effectively be terminated. Moreover, the price of our common stock would likely suffer an immediate and significant decline. Accordingly, investors would find it difficult, if not impossible, to acquire or dispose of our common stock or obtain accurate quotations for our common stock following any such deregistration. (See Part I, Item 3. Legal Proceedings.)

Our common stock has been delisted from the Nasdaq National Market, the trading price of our common stock has declined and may continue to decline, and investors may not be able to sell our shares quickly or at all.

Our common stock was delisted from the Nasdaq National Market on April 11, 2006 and now trades on the over-the-counter market commonly referred to as the “pink sheets,” which is typically a less liquid market. As a result, investors’ ability to trade, or obtain quotations of the market value of, shares of our common stock could be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our common stock. In addition, the fact that our common stock has been delisted from the Nasdaq National Market could significantly impair our ability to raise capital in the public markets in the future. We intend to endeavor to get back into compliance with applicable Nasdaq requirements and have our stock relisted. However, we cannot give any assurance that re-listing will occur or any estimate regarding the timing of such re-listing. Furthermore, even if, or when, our stock is re-listed, our stock price is subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant license agreements, changes in earnings or cash flow estimates by analysts, changes in our forward-looking guidance, announcements related to accounting issues, announcements of technological innovations or new products by us or our competitors, changes in domestic and international economic and business conditions, general conditions in the software and computer industries and other events or factors. In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries that are similar or related to those in which we operate and that have been unrelated to the operating performance of these companies. These market fluctuations have in the past adversely affected and may continue to adversely affect the market price of our common stock, which in turn could affect the value of our stock-based compensation and our ability to retain and attract key employees.

Our total revenue may fluctuate and may be difficult to predict. If our future results are below the expectations of investors, the price of our common stock may decline.

Although a significant portion of our quarterly revenue is due to the recognition of deferred revenue from agreements executed in prior quarters, our quarterly revenue and results of operations are still difficult to predict. We have experienced, and expect to continue to experience, fluctuations in revenue and operating results from quarter to quarter. As a result, we believe that quarter-to-quarter comparisons of our revenue and operating results are not necessarily meaningful, and that such comparisons may not be accurate indicators of future performance. The reasons for these fluctuations include, but are not limited to:

•	the timing of sales of our software, including the relatively long sales cycles of up to nine months or more associated with most of our larger software sales;

•	our dependence on larger software sales to a relatively small number of large customers;

•	our dependence on license revenue from new software sales (as opposed to deferred revenue) to achieve our revenue objectives;

•	the success we have from indirect sales of our products by re-sellers (or so-called “channels”);

•	the impact of budget and spending decisions by our customers;

•	our ability to renew existing licenses or to secure new licenses on beneficial terms;

•	the impact of market acceptance of newly released products or delays in new product introductions;

•	our utilization and billing rates for our professional services personnel;

•	the amount and timing of operating costs related to our business, operations and infrastructure; and

•	the impact of changes in our pricing and licensing policies or our competitors’ pricing and licensing policies.

In addition, we have experienced seasonality in our licensing activity in the past, with the fourth quarter of the year typically having the highest activity for the year. We believe that this seasonality has resulted primarily from customer budgeting cycles and our sales compensation model. This seasonality may or may not continue in the future.

Our operating expenses, which include sales and marketing, research and development and general and administrative expenses, are based on our expectations of future revenue and are, to a large extent, fixed in the short term. If revenue falls below our expectations in a quarter and we are not able to quickly reduce our operating expenses in response, our operating results for that quarter could be adversely affected. In addition, in such circumstances our liquidity could be inadequate in light of the fact that, as described above, our ability to raise capital in the public markets in the future could be significantly impaired due to the delisting of our common stock.

We have incurred net losses in each year since we began operations. We will likely incur losses in the future.

To date, we have incurred net losses in every fiscal year since we began operations. For the years ended December 31, 2006 and 2007 we had a net loss of $25.2 million and $32.1 million, respectively. We will need to generate significant additional revenue and manage expenses appropriately to achieve profitability. We may not be able to achieve or maintain profitability on a quarterly or annual basis.

We may require additional capital and such capital may not be available to us.

We may require additional capital to fund our operations and/or to grow our business. We may seek additional funds through public and private financing, including equity and debt offerings. However, adequate funds through the financial markets or from other sources may not be available when needed or on terms acceptable to us. Because our common stock has been delisted from the Nasdaq National Market and is not listed on a national exchange or quoted on the Nasdaq National

Market, we may experience further difficulty accessing the capital markets. Without sufficient additional funding, we may be unable to fund our operations or pursue growth opportunities that we view as essential to the expansion of our business. Further, the terms of such additional financing, if obtained, may require the granting of rights, preferences or privileges senior to those of our common stock and could result in substantial dilution of the existing ownership interests of our common stockholders and could include covenants and restrictions that limit our ability to operate or expand our business in a manner that we deem to be in our best interest.

The complexity of accounting regulations and related interpretations and policies, particularly those related to revenue recognition, could materially affect our financial results for a given period.

Although we use standardized agreements designed to meet current revenue recognition criteria under generally accepted accounting principles, we must often negotiate and revise terms and conditions of these standardized agreements, particularly in multi-product license and services transactions. As our transactions have increased in complexity, particularly with the sale of larger, multi-product licenses, negotiation of mutually acceptable terms and conditions may require us to defer recognition of revenue on such licenses. We believe that we are in compliance with Statement of Position 97-2, “Software Revenue Recognition,” as amended; however, more complex, multi-product license transactions require additional accounting analysis to account for them accurately. Errors in such analysis in any period could lead to unanticipated changes in our revenue accounting practices and may affect the timing of revenue recognition, which could adversely affect our financial results for any given period. If we discover that we have interpreted and applied revenue recognition rules differently than prescribed by generally accepted accounting principles in the U.S, we could be required to devote significant management resources, and incur the expense associated with an audit, restatement or other examination of our financial statements.

Recent trends of broadband providers may adversely affect our financial results.

Beginning in 2005 and continuing to present, we have experienced a tendency of new and existing broadband provider customers worldwide to shorten the timeframe, and reduce the amount of upfront cash to which they are willing to commit at the time of licensing our products. If this tendency continues in our current and potential new customers, our financial results may be adversely affected.

Our customer base is concentrated. Accordingly, the loss of a major customer could cause our results to decline.

Our quarterly results are subject to fluctuation because of our dependence on the completion of large orders for our products and related services primarily from a small number of large customers. Although our customer make-up varies from quarter to quarter, a small number of customers are likely to continue to account for a significant portion of our licensing activity, and our results could decline due to the loss or delay of a single customer order or the failure of an existing customer to renew its license. Our ability to mitigate this risk is based almost entirely on our ability to obtain additional customers and to expand our sales to existing customers. Our failure to obtain additional customers, the loss or delay of customer orders or the failure of existing customers to renew their licenses could negatively impact our business and operating results.

The typical sales cycle for our products and services is long and it may be difficult for us to predict when certain customers will complete the sales cycle. As a result, our quarterly operating results may fluctuate and the price of our common stock could decline.

We believe that a customer’s decision to purchase our software and services is highly discretionary, involves a significant commitment of resources and is influenced by customer budgetary cycles. To successfully sell our software and services, we must educate potential customers regarding their use and benefits, which can require significant time and resources from us and our customers. In addition, many of our customers require formal trials and proof-of-concept engagements. These additional requirements can increase the time to close and burden our resources. The period between our initial contact with a potential customer and the purchase of our software and services is often long and subject to delays associated with the budgeting, approval and competitive evaluation processes that frequently accompany significant capital expenditures. Our sales cycle varies substantially and may require up to nine months or more depending on the customer and the size of the transaction. A lengthy sales cycle may have an impact on the timing of our revenue and cash collections, which in turn could cause our quarterly financial results to fluctuate and our stock price to trade at lower levels than would otherwise be the case.

Our business is dependent on the renewal of licenses by our existing customers. If our customers do not renew their licenses for our products or if they do not renew their licenses on terms that are favorable to us, our financial results could be adversely affected and the price of our common stock could decline.

Most of the licenses we have entered into in recent years have been for a fixed term of three years. For example, for the year ended December 31, 2007, approximately 55% of the license agreements we entered into were fixed-term licenses, as opposed to perpetual licenses. As the end of the term of a fixed-term license approaches, we attempt to negotiate the renewal of the license with the customer for the same product and/or for new products and services. If these customers choose not to renew their fixed term licenses with us or if we are unable to license additional products to our existing customers on beneficial terms, our business, operating results and financial condition could be harmed. As noted above, our quarterly results are subject to fluctuation because of our dependence on the completion of large orders for our products and related services primarily from a small number of large customers. Although our customer make-up varies from quarter to quarter, a small number of customers are likely to continue to account for a significant portion of our licensing activity, and our results could decline due to the loss or delay of a single customer order or the failure of an existing customer to renew its license. Our ability to mitigate this risk is based almost entirely on our ability to obtain additional customers and to expand our sales to existing customers. Our failure to obtain additional customers, the loss or delay of customer orders or the failure of existing customers to renew their licenses could negatively impact our business and operating results.

If we do not successfully address the risks inherent in our international operations, our business could suffer.

We currently have operations in Canada, the United Kingdom, Germany, Switzerland, France, Italy, Japan and India. Unlike more established enterprise software vendors, we have limited experience in international operations and may not be able to compete effectively in international markets or to operate profitably in these markets. Our revenue outside of North America for the years ended December 31, 2006 and 2007 was $28.2 million and $32.9 million, respectively. Consistent with our growth strategy, we intend to continue to focus on expanding our international business which will require a significant amount of attention from our management and substantial financial resources and may require us to add additional qualified management in these markets. Our direct sales model requires us to attract, retain and manage qualified sales personnel capable of selling into markets outside the U.S. In our opinion, this is significantly more difficult in markets outside the U.S. Additionally, in some cases, our costs of sales may increase if our customers require us to sell through local distributors.

For the years ended December 31, 2006 and 2007, 44% and 52%, respectively, of our revenue was derived from operations outside of North America. If we are unable to continue to grow our international operations in a cost effective and timely manner, our business and operating results could be harmed. Doing business internationally involves additional risks that could harm our operating results, particularly:

•	differing technology standards;

•	difficulties in collecting accounts receivable and longer collection periods;

•	political and economic instability;

•	fluctuations in currency exchange rates;

•	imposition of currency exchange controls;

•	potentially adverse tax consequences;

•	reduced protection for intellectual property rights in certain countries;

•	dependence on local vendors;

•	compliance with multiple conflicting and changing governmental laws and regulations;

•	seasonal reductions in business activity specific to certain markets;

•	longer sales cycles;

•	restrictions on repatriation of earnings;

•	differing labor regulations;

•	restrictive privacy regulations in different countries, particularly in the European Union;

•	restrictions on the export of sensitive U.S. technologies such as data security and encryption; and

•	import and export restrictions and tariffs.

Our failure to adapt to technological change in our industry and to develop and achieve broad adoption and acceptance of our new products could cause the loss of existing and potential customers and therefore adversely affect our financial results. We are dependent on new product introductions for future financial growth and such introductions involve significant risks.

If we fail to keep pace with technological change in our industry, such failure could have an adverse effect on our financial results. During the past several years, many new technological advancements and competing products have entered the marketplace to address the same problems that our products and services are intended to address. Our ability to compete effectively and our growth prospects depend upon many factors, including the success of our existing software products, the timely introduction and success of future software products and releases and the ability of our products to interoperate and perform well with existing and future leading databases, applications, operating systems and other platforms. We have made significant investments in research and development and our business model requires us to generate substantial revenue from new product introductions. We are investing a significant amount of resources into new mobility products which will give our customers and our customers’ subscribers more control over mobile devices and data services by solving common configuration, connectivity and application-related problems, whether online or off. We began introducing our mobility products in 2007. New product introductions involve significant risks. For example, delays in new product introductions or less-than-anticipated market acceptance of our new products are possible and could have an adverse impact on our revenue and earnings. We cannot be certain that our new products or future enhancements to existing products will meet customer performance needs or expectations when shipped or that they will be free of significant software defects or bugs. If they do not meet customer needs or expectations, for whatever reason, upgrading or enhancing these products could be costly and time consuming. In addition, the selling price of software products tends to decline significantly over the life of the product. If we are unable to offset any reductions in the selling prices of our products by introducing new products at higher prices or by reducing our costs, our revenue, gross margin, operating results and cash flow would be adversely affected.

If we do not expand our strategic relationships and maintain our sales and distribution capabilities, we may not be able to increase the sales of our software and services and achieve revenue growth.

We need to substantially expand our indirect sales and distribution efforts in order to increase sales of our software and related services. Unlike more established software vendors, we must successfully establish and extend relationships that enable us to expand market acceptance of our software solutions. Specifically, we must establish new and extend existing relationships with resellers, system integrators, and CPE manufacturers. Although our business does not depend on any one strategic relationship, our strategic relationships as a whole are a valuable component of our business. Without adequate strategic relationships, we may have to devote substantially more resources than we would otherwise to the sales, marketing and implementation of our products and the development of complementary products in order to deliver comprehensive broadband management solutions, and our efforts may not be as effective as those who have such relationships. In many cases, the firms with which we wish to form relationships have extensive relationships with our existing and potential customers and may influence the decisions of these customers by recommending products. If we fail to establish, successfully implement or maintain these relationships, our ability to achieve market acceptance of our management software will suffer and our business and operating results will be harmed.

In addition, we need to maintain our current direct sales resources. Our competitors have attempted to hire our employees and we expect that they will continue to do so. We also plan to expand our relationships with system integrators and other third-party resellers to further develop our indirect sales channel. As we develop our indirect sales channels, we will need to manage potential conflicts between our direct sales force and third-party reselling efforts.

If we do not maintain our professional services organization, our customers may become dissatisfied and our operating results could suffer. Also, our professional services organization may not operate in a profitable manner.

Our software sales are often dependent on our ability to provide a significant level of professional services to our customers. Clients that license our software typically engage our professional services organization to assist with installation, training, consulting and implementation of our software. We believe that growth in our software sales depends to a significant degree on our ability to provide our clients with these services, and yet, we cannot be certain that our professional services business will operate in a profitable manner. If necessary, we plan to increase the number of services personnel to meet customer needs. New services personnel will require training and education and take time to reach full productivity. We may not be able to recruit the services personnel we need or retain our current services personnel because competition for qualified services personnel is intense. To meet our needs for services personnel, we may also need to use third-party consultants to supplement our own professional services organization. Additionally, as our customers become more dispersed around the world, we may have to utilize existing resources that are remote to the customer’s location. These resources may be more expensive than the local resources and the customer may be unwilling to pay the higher price.

If we fail to attract, train, and retain highly qualified employees, our business may be harmed.

Our future success will depend on our continued ability to attract, train and retain highly qualified employees. This is even more critical as we expect to expand our operations in India. As of December 31, 2007, we had 119 employees in our professional services organization, 50 employees in our sales and marketing organizations, 98 employees in our development organization and 41 employees in our general and administrative organization. With the recent decline in our stock price, almost all of our employees’ vested stock options have significantly higher exercise prices than the current market value of our stock.

Our failure to expand our strategic relationships could impede our revenue growth.

Unlike more established software vendors, we must successfully establish and extend relationships that enable us to expand market acceptance of our software solutions. Specifically, we must establish new and extend existing relationships with resellers, system integrators, and CPE manufacturers. Although our business does not depend on any one strategic relationship our strategic relationships as a whole are a valuable component of our business. Without adequate strategic relationships, we may have to devote substantially more resources than we would otherwise to the sales, marketing and implementation of our products and the development of complementary products in order to deliver comprehensive broadband management solutions, and our efforts may not be as effective as those who have such relationships. In many cases, the firms with which we wish to form relationships have extensive relationships with our existing and potential customers and may influence the decisions of these customers by recommending products. If we fail to establish, successfully implement or maintain these relationships, our ability to achieve market acceptance of our management software will suffer and our business and operating results will be harmed.

We have experienced fluctuations in our business in the past and we may not be able to manage such fluctuations efficiently or profitably.

We have expanded and contracted the scope of our operations at a rapid rate in the past. Future expansion or contraction efforts could be expensive and may strain our managerial and other resources. To manage future fluctuations effectively, we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage operations. If we do not manage fluctuations properly, it could harm our business, operating results and financial condition.

We may find it difficult to integrate potential future business combinations, which could disrupt our business, adversely affect our operating results, and dilute stockholder value.

From inception to date, we have completed three acquisitions of other companies and businesses. We may acquire other companies and businesses in the future, which could add substantial complexity and additional burdens to the substantial tasks already performed by our management team. We may need to integrate operations that have different and unfamiliar corporate cultures. Likewise, we may need to integrate disparate technologies and product offerings, as well as multiple direct and indirect sales channels. These integration efforts may not succeed or may distract our management’s attention from existing business operations. Our failure to successfully manage and integrate future acquisitions could seriously harm our business.

In addition, our existing stockholders’ ownership would be diluted if we financed our acquisitions by issuing equity securities. Under the purchase method of accounting, now required under U.S. generally accepted accounting principles for all acquisitions, we could be required to incur in-process research and development or other charges in connection with future acquisitions, which would adversely affect our operating results.

The management software and services industry is highly competitive, the market for our products is subject to rapid change and we may not be able to compete effectively.

The market for our products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Although we do not currently compete against any one entity with respect to all aspects of our software solutions, our solutions compete against various vendors’ software products designed to accomplish specific elements of functionality. Moreover, these vendors may broaden their product portfolios to more directly compete against our products. Additionally, our customers may choose to develop their own management software.

Our current and potential competitors may have longer operating histories, significantly greater financial, technical and other resources or greater name recognition than we do. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Competitive pressures could reduce our market share or require us to reduce the price of our products, either of which could harm our business and operating results.

If our products fail to perform properly due to undetected errors or similar problems, our business could suffer because, among other things, we might have to limit or suspend product shipments, we might have to expand resources providing enhancements to correct such errors and we may experience other adverse consequences described below.

Our software products are complex and have been more recently developed than those of more established enterprise software vendors. Software such as ours often contains undetected errors or “bugs.” Such errors are frequently found during the period immediately following introduction of new software or enhancements to existing software. We continually introduce new products. If we detect any errors before we ship a product, we might have to limit or suspend product shipments for an extended period of time while we address the problem. We may not discover software errors that affect our new or current products or enhancements until after they are deployed and we may need to provide enhancements to correct such errors. Therefore, it is possible that, despite testing by us, errors may occur in our software. These errors could result in:

•	damage to our reputation;

•	loss of future sales;

•	delays in commercial release;

•	product liability claims;

•	delays in or loss of market acceptance of our products;

•	license terminations or renegotiations; and

•	unexpected expenses and diversion of resources to remedy errors.

Furthermore, our customers may use our software together with products from other companies. As a result, when problems occur, it may be difficult to identify the source of the problem. Even when these problems are not caused by our software, they may cause us to incur significant costs, divert the attention of our engineering personnel from our product development efforts, impact our reputation and cause significant customer relations problems.

Our failure to integrate third-party technologies could harm our business because we may incur increased costs and experience delays procuring or building replacement technologies.

We do not own all of the technology that is used in our business and that is incorporated into our products. Accordingly, we intend to continue licensing technologies from third parties, including applications used in our research and development activities and technologies that are integrated into our products. These technologies may not continue to be available to us on commercially reasonable terms or at all. Our inability to obtain any of these licenses could delay product development until equivalent technology can be identified, licensed and integrated. This inability in turn could harm our business and operating results. Our use of third-party technologies exposes us to increased risks, including, but not limited to, risks associated with the integration of new technology into our products, the diversion of our resources from development of our own proprietary technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs.

If the system security of our software is breached, our business and reputation could suffer.

A fundamental and unique requirement for effective use of many of our products is the secure transmission, collection and storage of confidential end user information. Third parties may attempt to breach our security or that of our customers. We may be liable to our customers for any breach in such security and any breach could harm our customers, our business and our reputation. In addition, our software contains features which may allow us or our customers to control, monitor or collect data from computers running the software. Therefore, we may be subject to claims associated with invasion of privacy or inappropriate disclosure, use or loss of this information. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could harm our reputation and our business and operating results. Also, computers, including those that utilize our software, are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to further protect against security breaches or to rectify problems caused by any security breach.

We rely upon patents, trademarks, copyrights and trade secrets to protect our proprietary rights, which may provide us with inadequate protection.

Our success and ability to compete depend to a significant degree upon the protection of our software and other proprietary technology rights. We may not be successful in protecting our proprietary technology, and our proprietary rights may not provide us with a meaningful competitive advantage. To protect our proprietary technology, we rely on a combination of patents, trademarks, copyrights, trade secrets and non-disclosure agreements, each of which affords only limited protection. Any inability to protect our intellectual property rights could seriously harm our business, operating results and financial condition. It is possible that:

•	our pending patent applications may not result in the issuance of patents;

•	any patents issued to us may not be broad enough to protect our proprietary rights;

•

any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents; and

•	current and future competitors may independently develop similar technologies, duplicate our products or design around any of our patents.

In addition, the laws of some foreign countries do not protect our proprietary rights in our products to the same extent as do the laws of the U.S. Despite the measures taken by us, it may be possible for a third party to copy or otherwise obtain and use our proprietary technology and information without authorization. Policing unauthorized use of our products is difficult, and litigation may be necessary in the future to enforce our intellectual property rights. Any litigation could be time consuming and expensive to prosecute or resolve, result in substantial diversion of management attention and resources, and materially harm our business, financial condition and results of operations.

Claims that we infringe upon third parties’ intellectual property rights could be costly to defend or settle, thus adversely affecting our operating results.

Litigation regarding intellectual property rights is common in the software industry. We expect that software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We may from time to time encounter disputes over rights and obligations concerning intellectual property. Although we believe that our intellectual property rights are sufficient to allow us to market our software without incurring liability to third parties, third parties may bring claims of infringement against us. Such claims may be with or without merit. Any litigation to defend against claims of infringement or invalidity could result in substantial costs and diversion of resources. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our software. Our business, operating results and financial condition could be harmed if any of these events occur.

In addition, we have agreed, and will likely agree in the future, to indemnify our customers against certain claims that our software infringes upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims. In the event of a claim of infringement, we and our customers may be required to obtain one or more licenses from third parties. We, or our customers, may be unable to obtain necessary licenses from third parties at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such required licenses could harm our business, operating results and financial condition.

If we become subject to product liability claims, they could be time consuming and costly to defend, thus adversely affecting our operating results.

Errors, defects or other performance problems in our software could result in financial or other damages to our customers. They could seek damages from us for losses associated with these errors, defects or other performance problems. If successful, these claims could have a material adverse effect on our business, operating results or financial condition. Although we possess product liability insurance and errors and omissions insurance, there is no guarantee that our insurance will be enough to cover the full amount of any loss we might suffer. Our license agreements typically contain provisions designed to limit our exposure to product liability claims, but existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. We have not experienced any product liability claims to date. However, a product liability claim brought against us, even if unsuccessful, could be time consuming and costly to defend and could harm our reputation.

Fluctuations in foreign currencies could result in translation losses.

Most of the revenue and expenses of our foreign subsidiaries are denominated in local currencies. Given the relatively long sales cycle that is typical for many of our products, foreign currency fluctuations could result in substantial changes due to the foreign currency impact upon translation of these transactions into U.S. dollars. Additionally, fluctuations of the exchange rates of foreign currencies against the U.S. dollar can affect our results from operations within those markets, all of which may adversely impact our business, financial condition, operating results and cash flow.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

None.

ITEM 2.	PROPERTIES

Our principal administrative, sales and marketing and research and development facility is located in Austin, Texas and consists of approximately 117,300 square feet of office space under a lease that expires December 2012. We also maintain offices for sales, professional services and support personnel in Toronto, Canada; Paris, France; Zurich, Switzerland; Munich and Stuttgart, Germany; London, England; Tokyo, Japan; China and Singapore. We also maintain our India Development Center in Bangalore, India. We believe that our facilities are adequate for our current needs and that suitable additional or substitute space will be available as needed to accommodate foreseeable expansion of our operations.

ITEM 3.	LEGAL PROCEEDINGS

In November and December 2005, five securities class actions were filed in the U.S. District Court for the Western District of Texas against the Company and certain of its current and former officers and directors. By order dated January 17, 2006, the court consolidated these actions as In re Motive, Inc. Securities Litigation, Case No. A-05-CA-923-LY, and appointed Lead Plaintiffs and Lead Plaintiffs’ Counsel. Lead Plaintiffs filed a Second Consolidated Amended Complaint in the consolidated action in February 2007 (the “Complaint”). The Complaint generally alleges that the Company, the individual defendants, and the Company’s former auditors, Ernst & Young, made false and misleading statements regarding the Company’s financial results from June 24, 2004, the date of the Company’s initial public offering, to October 26, 2005, the date on which the Company announced that it would restate certain prior financial results. The Complaint asserts claims under the Securities Act and the Exchange Act and the rules promulgated thereunder, and seeks unspecified monetary damages and other relief against all defendants. The Lead Plaintiffs purport to represent the class of purchasers of the Company’s common stock during the June 24, 2004 to October 26, 2005 time period.

On November 5, 2007, the Company announced that it had reached an agreement in principle to settle this litigation. In connection with that settlement, the Company will pay to the plaintiffs, for the benefit of the class members, $4.5 million in cash from insurance proceeds, $2.5 million in Company cash and 2.5 million newly issued shares of the Company’s common stock. On December 6, 2007, the Company entered into a Stipulation and Agreement of Partial Settlement (the “Settlement Agreement”) with the Lead Plaintiffs. The settlement contemplated therein is conditioned upon approval by the court and other contingencies. In March 2008, the court issued its preliminary approval of the Settlement Agreement and set a final hearing date in July 2008. Notice of the Settlement Agreement will be provided to class members who will then have a period of time within which to opt out of the settlement. There is no assurance that final court approval will be obtained. If such is not obtained, the parties to this litigation may attempt to reach agreement on alternative settlement terms or resume the litigation.

On or about January 9, 2006, a purported shareholder derivative action was filed in the U.S. District Court for the Western District of Texas against certain of the Company’s current and former officers and directors. The derivative complaint generally alleges that from June 25, 2004, the individual defendants breached fiduciary duties they owed to the Company by reason of their positions as officers and/or directors of the Company. The derivative complaint alleges that such duties were breached by, among other things, defendants’ disclosure of allegedly false and misleading financial statements for the Company. The derivative complaint seeks damages and equitable relief on behalf of the Company. This action, entitled Adair v. Harmon, et al., Case No. A-06-CA-017-LY, was stayed since March 2006, pending resolution of a motion to dismiss the consolidated complaint in the securities class action described above or until the court terminated the stay.

On November 5, 2007, the Company announced that it had reached an agreement in principle to settle this litigation. In connection with that settlement, the Company has agreed to certain corporate governance measures and will pay $107,500 in attorneys fees plus costs to the lawyers representing the shareholder plaintiff. On December 6, 2007, the Company entered into a Stipulation of Settlement (the “Settlement Stipulation”) with the plaintiffs. The settlement contemplated therein is conditioned upon approval by the court and other contingencies. In March 2008, the court issued preliminary approval of the Settlement Stipulation and set a final hearing date in July 2008. Notice of the Settlement Stipulation will be provided to the relevant shareholders. There is no assurance that final court approval will be obtained. If such is not obtained, the parties to this litigation may attempt to reach agreement on alternative settlement terms or resume the litigation.

The Division of Enforcement of the United States Securities and Exchange Commission is conducting a formal investigation regarding possible violations of the federal securities laws by the Company and/or its current and former directors and officers. The Company is cooperating with the investigation. The SEC has the power to seek a wide range of sanctions against the Company and/or its current and former directors and officers should the SEC pursue legal action for violations of the federal securities laws, including, but not limited to, civil money penalties, injunctions, bars to future service with public companies, cease and desist orders and the like.

The Company has indemnity obligations to its current and former directors and officers, some of whom have been involved in the foregoing matters, and thus the Company has been required to advance defense costs incurred by those individuals. The Company expects to have to continue to advance such defense costs in the future.

In connection with the two civil lawsuits described above, the Company’s directors’ and officers’ insurance carrier, Genesis Insurance Company (the “Carrier”), denied and/or disputed the availability of coverage, as to the Company and certain of the individual defendants, under the Company’s D&O insurance policy for the policy period June 24, 2005 to June 24, 2006. Under an Interim Agreement, the Carrier was required to pay 50% of certain reasonable defense costs incurred by the Company and the individual named defendants until November 9, 2007, 30 days after the date on which the agreement was terminated. Pursuant to a Compromise Settlement Agreement and Mutual Release (“Settlement Agreement”) executed by the parties thereto in December of 2007 (as supplemented by a Supplemental Agreement between the Company and the Carrier), the Company, the Carrier and the individual signatories to the Settlement Agreement (the “Individual Defendants”) agreed to settle the coverage dispute, as regards the claims asserted in the two civil lawsuits described above (but the settlement does not include disputed coverage for any SEC-related claims). Such settlement is dependent on the final consummation of the settlement of each of such lawsuits, as described above. If such settlements are not consummated, the Company and the Individual Defendants could again be in a coverage dispute with the Carrier.

By letter dated April 19, 2007, the SEC threatened to initiate certain enforcement actions against the Company because of its delinquent filing status with the SEC, including a revocation of the registration of the Company’s common stock pursuant to Section 12(j) of the Securities Exchange Act of 1934, and the temporary suspension of trading in the common stock pursuant to Section 12(k) of that Act. Because of its delinquent status, the Company could be subject to other enforcement actions by the SEC. If our common stock were deregistered, it would no longer be quoted on the over-the-counter market and the public trading market for our common stock would effectively be terminated. Moreover, the price of our common stock would likely suffer an immediate and significant decline. Accordingly, investors would find it difficult, if not impossible, to acquire or dispose of our common stock or obtain accurate quotations for our common stock following any such deregistration.

The legal matters disclosed above may continue to require a significant diversion of the Company’s management’s attention, the costs associated therewith may continue to be significant and an adverse outcome could adversely affect the Company’s business, financial condition and results of operations.

From time to time, the Company and its subsidiaries may be involved in other disputes and litigation relating to claims arising in the ordinary course of its business.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITIES HOLDERS

No matters were submitted to a vote of our stockholders during the year ended December 31, 2007.

PART II

ITEM 5.	MARKET FOR THE REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market for Common Stock

On June 25, 2004, Motive’s common stock began listing on the Nasdaq National Market under the symbol “MOTV”. Before that date, there was no public market for shares of our common stock. On April 11, 2006, our stock was delisted from The Nasdaq National Market for failure to comply with Nasdaq Marketplace Rule 4310(c)(14), which requires the Company to make on a timely basis all filings with the Securities and Exchange Commission. Since April 11, 2006, our stock has been traded on the Pink Sheets for the over-the-counter market. The following table presents the quarterly high and low sales prices per share of our common stock as reported on the Pink Sheets over the past two years:

	2006		2007
	High	Low	High	Low
First Quarter	$3.98	$2.74	$3.92	$3.20
Second Quarter	$3.90	$2.95	$3.61	$2.45
Third Quarter	$3.53	$2.20	$2.95	$1.65
Fourth Quarter	$3.62	$2.10	$2.25	$1.22

Dividend Policy

We have never declared or paid any cash dividends on our capital stock since our inception, and do not intend to do so in the foreseeable future. We currently expect that we will retain any future earnings to fund the operation and expansion of our business.

ITEM 6.	SELECTED FINANCIAL DATA

The following table presents our selected consolidated financial data. All periods presented are currently under audit in conjunction with our restatement process. The financial data provided below is therefore presented on an unaudited basis and may require adjustment once the audits are completed. The historical results are not necessarily indicative of results to be expected in any future period. You should read the data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 below and the unaudited consolidated financial statements and notes thereto included in Part II, Item 8 of this Exhibit 99.2.

	Year Ended December 31 (unaudited)
	2003	2004	2005	2006	2007
	(Restated)	(Restated)
Consolidated Statement of Operations Data:
Revenue:
License fees (including service fees for implementation and other bundled services)	$44,028	$51,042	$62,002	$45,652	$51,773
Other services	10,054	11,756	12,107	16,518	11,826
Revenue acquired in business combination	12,082	4,326	2,101	1,401	—

Total revenue	66,164	67,124	76,210	63,571	63,599

Cost of revenue:
License fulfillment costs	3,329	2,130	2,213	2,510	3,239
Amortization of acquired technology	2,108	2,200	2,200	2,200	2,292
Services	28,007	26,695	24,353	21,991	25,734

Total cost of revenue	33,444	31,025	28,766	26,701	31,265

Gross margin	32,720	36,099	47,444	36,870	32,334
Operating expenses:
Sales and marketing	33,323	38,230	31,504	29,419	21,783
Research and development	17,200	18,903	19,486	16,125	15,004
General and administrative	8,456	9,232	11,189	18,581	20,282
Amortization of intangibles	3,220	2,342	1,765	550	550
Shareholders and securities litigation expenses	—	—	—	—	7,650
Business restructuring charge	1,421	—	2,049	1,561	—

Total operating expenses	63,620	68,707	65,993	66,236	65,269

Loss from operations	(30,900)	(32,608)	(18,549)	(29,366)	(32,935)
Interest income (expense), net	(1,910)	(2,416)	1,611	2,003	1,345
Other income (expense), net	6,451	1,725	(650)	2,831	22

Loss before income taxes	(26,359)	(33,299)	(17,588)	(24,532)	(31,568)
Provision for income taxes	1,705	1,327	831	717	570

Net loss	$(28,064)	$(34,626)	$(18,419)	$(25,249)	$(32,138)

Basic and diluted loss per share	$(2.85)	$(1.93)	$(0.70)	$(0.94)	$(1.16)

Shares used in computing basic and diluted loss per share	9,832	17,972	26,304	26,937	27,619

	As of December 31, (unaudited)
	2003	2004	2005	2006	2007
	(Restated)	(Restated)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$23,234	$44,490	$34,945	$17,475	$21,410
Short-term investments	5,199	24,723	24,002	24,099	4,042
Working capital	(2,672)	32,076	21,887	3,266	(27,721)
Restricted cash	15,000	—	—	—	—
Total assets	142,737	155,924	133,058	105,224	84,061
Long-term debt, net of current portion	10,757	—	—	—	—
Related party subordinated debt, net of discount	6,026	—	—	—	—
Redeemable convertible preferred stock	119,785	—	—	—	—
Total stockholders’ equity (deficit)	$(76,310)	$55,602	$41,710	$22,807	$(6,808)

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion should be read along with the unaudited consolidated condensed financial statements and notes included in Part II, Item 8 of this Exhibit 99.2, as well as the unaudited consolidated condensed financial statements and notes, and Management’s Summary Discussion of Motive’s Financial Statements, for the fiscal year ended December 31, 2006, included as Exhibit 99.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2007. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements regarding future events and our future results are based on current expectations, estimates, forecasts and projections, and the beliefs and assumptions of our management. Words such as “we expect,” “anticipate,” “target,” “project,” “believe,” “goals,” “estimate,” “potential,” “predict,” “may,” “might,” “could,” “intend,” variations of these types of words and similar expressions are intended to identify these forward-looking statements. Readers are cautioned that these forward-looking statements are predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.

Among the important factors that could cause our actual results to differ materially from those indicated by our forward-looking statements are those discussed under Part I, Item 1A. — Risk Factors of this Exhibit 99.2.

Overview

Motive is a leading provider of broadband and mobile service management software. Motive’s products expedite or eliminate various time-consuming and costly management tasks such as activation, support, and configuration that both service providers and end-users must undertake in order to launch and maintain broadband and mobile services. The Company was incorporated in Delaware on April 25, 1997 and currently markets its products and services throughout the Americas, Europe and Asia Pacific. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Our future success will depend on many factors, including but not limited to:

•

our ability to obtain audited and reviewed financial statements from our new independent accountant and to again become current in filing our periodic reports with the SEC (See Part I, Item 1A. Risk Factors — “Our accounting restatement, SEC delinquency and related matters may adversely affect our business.”);

•	our ability to complete the settlement of pending securities class action and shareholder derivative lawsuits (See Part I, Item 3. Legal Proceedings.);

•	the return on investment that our products provide to our customers, as compared with those of our competitors; and

•	our ability to continue to bring to market products that help our customers solve significant technological problems.

In evaluating our financial condition and operating performance, our management team and our board of directors focus on a wide variety of information and performance metrics, including, among others, the following:

•	the level of revenue generated from sales of our software products to existing and new customers;

•	the level of revenue generated from sales of our broadband products and our mobility products;

•	the mix of revenue generated from license fees and services fees;

•	the mix of revenue generated within North America and outside North America;

•	the mix of revenue generated from direct sales as opposed to indirect sales through re-sellers;

•	the extent to which customers license our products under term as opposed to perpetual licenses;

•	our ability to manage our cost structure such that it supports our revenue generation efforts while optimizing profitability; and

•	our employee headcount numbers, both in terms of function within the Company and in terms of geographic dispersal, which are directly reflective of our cost structure.

A principal operational challenge that we face is the fact that our quarterly revenue and results of operations are difficult to predict. Unlike more established software vendors, we have experienced, and expect to continue to experience, fluctuations in revenue and operating results from quarter to quarter. Weak spending and competitive pressures may challenge our future financial performance. Additionally, we typically derive a significant portion of our revenue each quarter from a number of license agreements closed in the last month of a quarter. If we fail to close certain agreements that are expected to be completed toward the end of a quarter, our quarterly results would suffer.

Another operational challenge that we face is the fact that our operating expenses are, to a large extent, fixed in the short term. If our revenue falls below our expectation in a quarter and we are not able to greatly reduce our operating expenses in response, our operating results for that quarter could be adversely affected. To address this challenge, we attempt to closely monitor our cost structure and operating expense trends, as well as to closely monitor our sales pipeline and related sales activities.

In addition, our ability to compete effectively will depend on the timely introduction and success of future software products and releases and the ability of our products to interoperate and perform well with existing and future leading databases, applications, operating systems and other platforms. To address this challenge, we have made and will continue to make significant investments in research and development to keep pace with technological change in our industry.

We intend the following discussion of our financial condition and results of operations to provide information that will assist in understanding our financial statements, the changes in certain key items in those financial statements from period to period, and the primary factors that accounted for those changes, as well as how certain accounting principles, policies and estimates affect our financial statements.

Sources of Revenue

Through December 31, 2007, substantially all of our revenue was derived from licensing our software product suite and providing related services. Customers pay us license fees for the right to use our products for a fixed-term or perpetual basis. In recent years, approximately 65% of the license agreements we entered into were fixed-term as opposed to perpetual. The term of our fixed-term licenses is typically three years. We price our license fees based on an expected volume of usage during the license term.

In order to increase the distribution of our products in new geographies and to companies that we might otherwise not be able to reach, we intend to increase our use of resellers to license and distribute our products in the future. Resellers accounted for 11% and 17% of our total revenue in 2006 and 2007, respectively.

Our licensing arrangements typically include the provision of certain services. As a result, we generate revenue from providing professional services, such as consulting services, maintenance and support services, and hosting and managed services. Consulting services include a range of services such as installation, implementation and non-complex interface development for the customer’s specific applications. Maintenance and support services represent technical support of our software products and include the right to unspecified product upgrades on an if-and-when available basis. Hosting and managed services involve remote management of our software solutions.

We experience seasonality in our revenue, with the fourth quarter of the year typically having the highest revenue for the year. We believe that this seasonality results primarily from customer budgeting cycles and our sales compensation model. We expect that this seasonality will continue.

In January 2003, we acquired BroadJump, a provider of solutions for broadband companies, to solidify our position as a leader in broadband management software. As a result, we assumed liabilities related to existing software arrangements with a fair value of approximately $20.6 million. The fair value of these assumed liabilities, which was recorded as deferred revenue, relates to the remaining contractual obligations under the BroadJump software arrangements and was recognized ratably as revenue acquired in business combination over the remaining life of the individual software arrangements. This revenue declined on a quarterly basis through 2006 when the remaining individual contractual obligations under the BroadJump software arrangements expired. The following table summarizes how this revenue was recognized in each calendar quarter of 2006 (in millions):

	Quarter Ended
	Mar. 31	June 30	Sept. 30	Dec. 31
2006	$0.5	$0.5	$0.3	$0.1

Excluding revenue acquired in business combination, license fees revenue (including service fees for implementation and other bundled services — see “Critical Accounting Policies — Revenue Recognition” below) represented 73% and 81% of total revenue for 2006 and 2007, respectively, and other services revenue represented 27% and 19% of total revenue for 2006 and 2007, respectively.

Critical Accounting Policies

Revenue Recognition

We recognize revenue in accordance with the American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. In addition, we apply the provisions of the Emerging Issues Task Force (“EITF”) Issue No. 00-3, Application of AICPA SOP 97-2 to Arrangements that Include the Right to Use Software Stored on Another Entity’s Hardware, to our managed services software transactions.

We typically sell our software in bundled or multi-element arrangements where customers receive the right to use our product as well as certain related services, including implementation and integration services, maintenance and support services and, in some cases, hosting and managed services. We have not entered into an arrangement solely for the license of our products and, therefore, we have not demonstrated vendor specific objective evidence (“VSOE”) of fair value for the license element of our arrangements. Additionally, we have not been able to demonstrate VSOE of fair value for the maintenance or hosting elements for the majority of our arrangements. Thus, as reported in our consolidated statements of operations, license fees revenue is comprised of (i) usage fees for term and perpetual licenses of our software, (ii) professional services fees for implementation and integration services, (iii) maintenance and support fees (typically for technical support and the right to future upgrades) and (iv) hosting and managed services fees (where we host and manage the software on our own IT infrastructure). We generally recognize revenue from the entire arrangement ratably over the term of the agreement or the committed maintenance period (whichever is longer), for term licenses, and ratably over the committed maintenance term, for perpetual licenses. Generally, recognition of license fees revenue from arrangements with resellers commences upon the receipt of cash, assuming all other revenue recognition criteria are met. Revenue from resellers is recognized ratably over the term of the agreement, except in the case of sales of our Home Device Manager product by a strategic partner, where license revenue is recognized only upon the receipt of cash.

For each arrangement, revenue is only recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no unfulfilled obligations remain, the fee is fixed or determinable and collectibility is probable. In addition, if the arrangement has any payment terms that are in excess of our normal payment terms, the payment is considered to not be fixed or determinable. In this scenario, the amount of revenue recognized is limited to the amount currently due from the customer. If an arrangement includes a right of acceptance or a right to cancel, revenue is recognized when acceptance is received or the right to cancel has expired.

As reported in our consolidated statements of operations, other services revenue is comprised of revenue from (i) professional services, such as consulting services, (ii) maintenance and support services, and (iii) hosting and managed services, where any of these services are separately purchased.

In January 2003, we assumed liabilities related to existing software arrangements with a fair market value of approximately $20.6 million as a result of the BroadJump acquisition. The fair value of these assumed liabilities, which was recorded as deferred revenue, relates to the remaining contractual obligations under the BroadJump software arrangements and was recognized ratably as revenue acquired in business combination over the remaining life of each software arrangement. This revenue declined on a quarterly basis through 2006 when the remaining contractual obligations expired.

Accounts receivable include amounts due from customers. Deferred revenue includes amounts both received and currently outstanding from customers for which revenue has not been recognized.

Allowance for Doubtful Accounts

We continuously assess the collectibility of outstanding customer invoices and in doing so, we maintain an allowance for estimated losses resulting from the non-collection of customer receivables. In estimating this allowance, we consider factors such as: historical collection experience; a customer’s current credit worthiness; customer concentration; age of the receivable balance, both individually and in the aggregate; and general economic conditions that may affect a customer’s ability to pay. Actual customer collections could differ from our estimates and, accordingly, could exceed our related loss allowance.

Goodwill and Other Intangible Assets

In January 2003, we acquired BroadJump and recorded certain intangibles, including acquired technology, customer contractual relationships, order backlog, non-competition agreements, and goodwill. Amounts allocated to acquired technology, customer contractual relationships and order backlog are being amortized over the respective assets’ estimated useful lives of two to six years using the straight line method of amortization. Amounts allocated to non-compete agreements were amortized over their estimated useful lives of three years using the straight line method. We periodically review the estimated useful lives of our identifiable intangible assets, taking into consideration any events or circumstances which might result in a diminished fair value or revised useful life.

We perform our annual impairment analysis under SFAS 142, Goodwill and Other Intangible Assets, during the fourth quarter of each year. Upon determining the existence of goodwill and/or indefinite-lived intangibles impairment, we measure that impairment based on the amount by which the book value of goodwill and/or indefinite-lived intangibles exceeds its fair value. The implied fair value of goodwill is determined by deducting the fair value of a reporting unit’s identifiable assets and liabilities from the fair value of the reporting unit as a whole, as if that reporting unit had just been acquired and the purchase price were being initially allocated. Additional impairment assessments may be performed on an interim basis if we encounter events or changes in circumstances that would indicate that, more likely than not, the book value of goodwill and/or indefinite-lived intangibles has been impaired.

Research and Development

Research and development costs are expensed in the period incurred. SFAS No. 86, Accounting for the Costs of Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs related to software development incurred between completion of the working model and the point at which the product is ready for general release have been insignificant. Through December 31, 2007, all of the Company’s software development costs have been expensed as incurred.

Results of Operations

The following discussion and analysis of our financial condition and results of operations are based upon our consolidated condensed financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, but have not been audited or reviewed by our independent accountant. The preparation of these consolidated condensed financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Estimates and assumptions are reviewed periodically, and actual results may differ from these estimates under different assumptions or conditions. Our unaudited consolidated condensed financial statements are subject to adjustments that our independent accountant may identify during the course of its audit and review procedures. We believe that period to period comparisons of revenue and operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

The following table sets forth, for the periods indicated, our consolidated statements of operations as a percentage of total revenue.

Year Ended December 31,
	2006	2007
Revenue:
License fees (including service fees for implementation and other bundled services)	72%	81%
Other services	26	19
Revenue acquired in business combination	2	—

Total revenue	100	100

Cost of revenue:
License fulfillment costs	4	5
Amortization of acquired technology	3	4
Services	35	40

Total cost of revenue	42	49

Gross margin	58	51

Operating expenses:
Sales and marketing	46	34
Research and development	25	24
General and administrative	29	32
Amortization of intangibles	1	1
Shareholder and securities litigation expenses	—	12
Business restructuring charge	3	—

Total operating expenses	104	103

Income (loss) from operations	(46)	(52)
Interest income (expense), net	3	2
Other income (expense), net	4	—

Income (loss) before income taxes	(39)	(50)
Provision for income taxes	1	1

Net income (loss)	(40)%	(51)%

Comparison of the Fiscal Years Ended December 31, 2007 and 2006

Revenue

As discussed elsewhere in this report (See Part I, Item 1A. Risk Factors — “Our total revenue may fluctuate and may be difficult to predict. If our future results are below the expectations of investors, the price of our common stock may decline.”), our revenue may be subject to fluctuation from period to period. Our revenue recognition policy requires that we only recognize revenue when persuasive evidence of an agreement exists, delivery of the product has occurred, no unfulfilled vendor obligations remain, the fee is fixed and determinable and collectibility is probable. If the fee for a license has payment terms that exceed our normal payment terms, the fee is not considered to be fixed or determinable and we only recognize license revenue when amounts actually become due. As a result, the amount of revenue that we recognize in any given period is dependent upon the amounts that are due under customer agreements during that period, which can vary significantly from period to period. For a variety of reasons, we occasionally amend existing license agreements, which can result in changes to the dates and amounts of license fees payable to us and, therefore, changes to the timing and amounts of revenue recognized from such license agreements.

Total revenue remained constant in 2007 compared to 2006. Total revenue for 2007 and 2006 was $63.6 million. License fees revenue (including service fees for implementation and other bundled services) increased by $6.1 million, or approximately 13%, from $45.6 million in 2006 to $51.8 million in 2007. Other services revenue decreased by $4.7 million from $16.5 million in 2006 to $11.8 million in 2007. Revenue acquired as a result of the BroadJump acquisition decreased by $1.4 million from 2006 to 2007. As previously noted, the revenue acquired as a result of the BroadJump acquisition was fully recognized as of the end of December 31, 2006 when the remaining individual contractual obligations under the BroadJump software arrangements expired (see “Overview—Sources of Revenue” above).

Revenue from North America decreased by $4.7 million, or approximately 13%, from $35.4 million in 2006 to $30.7 million in 2007. Revenue from Europe and Asia Pacific increased by $4.6 million, or approximately 17%, from $27.5 million in 2006 to $32.1 million in 2007. Revenue from Latin America was $800,000 in 2007 compared to $700,000 in 2006. Revenue from outside North America represented 44% and 52% of our total revenue for 2006 and 2007, respectively. The increase in revenue from outside North America is consistent with our focus on further expanding our European and Asia/Pacific operations. However, as a result of the application of our revenue recognition policies, the amount of revenue attributable to any customer, and thus the amount of revenue attributable to any specific geographic area, can vary significantly within any period and from period to period.

License Fees. Revenue from license fees (including service fees for implementation and other bundled services) increased by $6.2 million, or approximately 13%, from $45.6 million in 2006 to $51.8 million in 2007. Revenue from license fees represented 72% and 81% of our total revenue for the periods ended December 31, 2006 and 2007, respectively. The increase in revenue from license fees is due to an increase in bookings in 2007 over 2006. Bookings increased by $7 million from $59 million in 2006 to $66 million in 2007.

We distribute our software products to customers directly and to a lesser extent through systems integrators and resellers. License fees revenue from resellers increased by $4.0 million from $6.5 million, or approximately 14% of our total license fees revenue and 10% of our total revenue, in 2006, to $10.5 million, or approximately 20% of our total license fees revenue and 17% of our total revenue in 2007. This increase is consistent with our focus on further expanding our indirect channels.

Other services. Other services revenue primarily represents revenue from stand-alone professional service arrangements which are generally recognized as the services are performed. Our revenue from other services decreased by $4.7 million, or approximately 40%, from $16.5 million in 2006 to $11.8 million in 2007, representing 26% and 19%, respectively, of our total revenue. This decrease in absolute dollars is due to the timing of new service projects and the completion of existing service projects.

Revenue Acquired in Business Combination. Revenue acquired as a result of the BroadJump acquisition decreased by $1.4 million from 2006 to 2007. Revenue acquired as a result of the BroadJump acquisition was fully recognized as of the end of December 31, 2006 when the remaining individual contractual obligations under the BroadJump software arrangements expired.

Cost of Revenue

License Fulfillment Costs. License fulfillment costs include third-party software royalties, product packaging, documentation production and shipping costs related to software used by our customers. Cost of license fees revenue increased by approximately $700,000 from $2.5 million in 2006 to $3.2 million in 2007. These amounts represented 4% and 5% of total revenue for 2006 and 2007, respectively. We have expensed all costs incurred in the research and development of our software products as incurred, and, as a result, cost of license fees revenue includes no amortization of capitalized software development costs.

Amortization of Acquired Technology. As a result of our January 2003 purchase of BroadJump, we acquired certain intangible technology assets having an estimated fair value of $11.0 million and an estimated useful life of five years. Amortization of these intangible assets in the amount of $2.2 million and $2.3 million was recorded as a cost of revenue for 2006 and 2007, respectively. These amounts represented 3% and 4% of our total revenue for 2006 and 2007, respectively. These intangibles are being amortized over their estimated lives of five years using the straight line method of amortization.

Cost of Services Revenue. Cost of services revenue includes salaries and related expenses for our customer support, consulting, training and hosting and managed services organizations, third-party contractor expenses and an allocation of our facilities, communications and depreciation expenses. Costs of services revenue includes costs related to those services the fees for which are reported as license fees revenue, as well as costs related to services the fees for which are reported as other services revenue, in our consolidated statements of operations. Cost of services revenue increased by approximately $3.7 million from $22.0 million in 2006 to $25.7 million in 2007. These amounts represented 35% and 40% of our total revenue for 2006 and 2007, respectively. The increase in absolute dollars was primarily due to an increase of $1.5 million in salary related costs and an increase of $1.5 million in professional services costs. The increase in salary related costs is due to the addition of 20 billable professional services employees in 2007.

Total cost of revenue represented 42% and 49% of our total revenue for 2006 and 2007, respectively.

Operating Expenses

Sales and Marketing. Sales and marketing expenses consist of salaries and related costs of our sales and marketing organizations, sales commissions, travel and entertainment expenses, costs of our marketing programs, including public relations and collateral materials, and rent and facilities costs associated with our regional sales offices. Sales and marketing expenses decreased by approximately $7.6 million from $29.4 million in 2006 to $21.8 million in 2007, representing 46% and 34%, respectively, of our total revenue. The decrease in absolute dollars was primarily due to a decrease of $6.1 million in salary related costs and a decrease of $600,000 in travel and entertainment costs. The reduction in salary related costs is due to changes in our sales compensation plan and lower stock compensation expense in 2007.

Research and Development. Research and development expenses consist of employee salaries, benefits, consulting costs and the cost of software development tools and expenses associated with the development of new products, enhancements of existing products and quality assurance activities. Research and development expenses decreased by approximately $1.1 million from $16.1 million in 2006 to $15.0 million in 2007, representing 25% and 24%, respectively, of our total revenue. The decrease in absolute dollars was primarily due to a decrease of $600,000 in salary related costs and a decrease of $600,000 in professional service costs. The reduction in salary related costs is primarily due to relocating development positions from the United States to our India Development Center.

General and Administrative. General and administrative expenses consist of salaries and related costs of our administrative, finance, business operations and information technology personnel as well as legal and accounting services. General and administrative expenses increased by approximately $1.7 million from $18.6 million in 2006 to $20.3 million in 2007, representing 29% and 32%, respectively, of our total revenue. The increase in absolute dollars was primarily due to an increase of $800,000 in salary related costs and an increase of $600,000 in professional service costs associated with our ongoing restatement activities and the litigation and related matters described in Part I, Item 3—Legal Proceedings.

Amortization of Intangibles. In January 2003, we recorded $9.0 million of definite-lived intangibles in connection with the BroadJump acquisition, which resulted in amortization expense of $550,000 for 2006 and 2007, respectively, representing 1% of our total revenue in both periods. These intangibles are being amortized over their estimated lives of two to six years using the straight line method of amortization.

Settlement of Shareholders Derivative Litigation and Securities Class Action Litigation. On November 5, 2007, the Company announced that it had reached agreements in principle to settle the securities class action lawsuit and the shareholder derivative lawsuit, both pending in the U.S. District Court for the Western District of Texas. In connection with the settlements, the Company took a special one-time charge of $7.7 million in 2007. The charge is based on $2.6 million in cash to be paid by the Company, the issuance of 2.5 million shares of Company common stock and $50,000 for additional costs. The Company’s D&O carrier contributed $4.5 million to the lawsuit settlements as part of the settlement of a coverage dispute with the Company. Both lawsuit settlements are conditioned upon approval by the court and other contingencies and the D&O coverage settlement is conditioned upon the completion of the lawsuit settlements. There is no assurance that either or both of the settlements will be completed. If either lawsuit settlement is not completed, the relevant parties may attempt to reach agreement on alternative settlement terms or resume the litigation, either of which could have a material adverse effect on the Company. See Part I, Item 3. Legal Proceedings.

Business Restructuring Charge. On April 25, 2006, our Board of Directors decided to reduce the resources dedicated to the corporate enterprise business unit to the level necessary only to support our existing enterprise customers. As a result, we incurred approximately $1.6 million in restructuring charges in the second quarter of 2006, which is primarily associated with employee severance and termination benefits.

Interest Income (Expense), Net

Interest income (expense), net decreased from $2.0 million in 2006 to $1.3 million in 2007. The decrease in interest income (expense), net was primarily due to lower cash balances available for investment.

Other Income (Expense), Net

Other income (expense), net decreased from $2.8 million for the year ended December 31, 2006 to $22,000 for the year ended December 31, 2007. In 2006, we received $2.5 million in cash from Peregrine Systems in settlement of a bankruptcy reorganization, which we recorded as other income.

Provision for Income Taxes

We have incurred operating losses for all fiscal years from inception through December 31, 2007 and therefore have not recorded a material provision for income taxes. Our provision for income taxes consists primarily of foreign income tax withholdings related to international sales as well as foreign income taxes on the earnings of our foreign subsidiaries. We have recorded a valuation allowance for the full amount of our net deferred tax assets, which include net operating loss, research and development credit and foreign tax credit carryforwards, because of the uncertainty regarding their realization.

Basic and Diluted Loss per Share

Our basic and diluted loss per share for 2007 was $(1.16) as compared with $(.94) for 2006. Our basic and diluted loss per share for 2007 is comprised of two components. The loss per share from operations was $(.88) and the loss per share attributable to the costs of the derivative and securities litigation settlements was $(.28).

Total Stockholders Equity (Deficit)

At December 31, 2007, we had a $6.8 million deficit in total stockholders’ equity compared to positive stockholders’ equity of $22.8 million at December 31, 2006. This decline is due to our net loss in 2007.

Liquidity and Capital Resources

Since inception, we have funded our operations and met our capital expenditure requirements through the private sale of equity securities and acquisitions, in addition to the completion of our initial public offering in June 2004.

Cash provided by (used in) operating activities was $(13.9) million and $(14.7) million for 2007 and 2006, respectively. This difference is primarily due to changes in operating assets and liabilities, including deferred revenue, accounts receivable and accrued liabilities which can all fluctuate significantly based on the timing of cash receipts and payments. During 2007, we spent approximately $6 million related to the restatement of our financial statements, lawsuits and related legal and accounting issues. Net cash provided by (used in) investing activities was $18.3 million and $(2.4) million during 2007 and 2006, respectively, and consisted primarily of proceeds of short-term investments. In addition we had capital expenditures totaling $1.8 million and $2.3 million in 2007 and 2006, respectively. Our capital expenditures are made primarily to acquire property and equipment, mainly computer hardware and software for our employee base and our hosting and managed services operations.

At December 31, 2007, we had cash, cash equivalents and short term investments on hand of $25.5 million, compared to cash, cash equivalents and short term investments on hand of $41.6 million at December 31, 2006, a decrease of $16.1 million. The decrease is primarily due to funding our net loss in 2007. At December 31, 2007, we had a working capital deficit of $28.3 million compared to a working capital surplus of $3.3 million at December 31, 2006. Our accounts receivable balance has decreased $1.4 million from December 31, 2006 to December 31, 2007. Accounts receivable can fluctuate significantly as we can experience fluctuations in revenue, timing of shipments and the timing of payments received from our customers. Our payment terms generally require payment within 30 to 90 days of invoicing.

We believe that our existing cash, cash equivalents, short term investments and funds generated from operating and investing activities should be sufficient to meet our working capital requirements for the balance of 2008. Depending on future developments, however, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise such additional funds through debt financings, public or private equity financings or from other sources. There can be no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to us or our stockholders. The sale of additional equity or convertible debt securities could dilute the per share value of our common stock. Additionally, we could be forced to engage in debt financing on terms that could restrict our ability to make capital expenditures or incur additional indebtedness, which could impede our ability to achieve our business objectives.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements as of December 31, 2006 or 2007.

ITEM 8.	CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MOTIVE, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except per share amounts)

	December 31,
	2006	2007
ASSETS
Current assets:
Cash and cash equivalents	$17,475	$21,410
Short-term investments	24,099	4,042
Accounts receivable, less allowance of $215 and $47 at December 31, 2006 and 2007, respectively	10,696	9,258
Prepaid expenses and other current assets	3,283	4,491

Total current assets	55,553	39,201

Property and equipment, net	4,916	3,442
Goodwill	39,656	39,656
Acquired technology, net	2,292	—
Other intangibles, net	1,123	573
Other assets	1,684	1,189

Total assets	$105,224	$84,061

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,433	$3,043
Accrued liabilities	7,631	20,642
Deferred revenue	39,223	43,104
Financing obligation payable	—	133

Total current liabilities	52,287	66,922
Deferred revenue	30,130	23,947

Total liabilities	82,417	90,869

Commitments and contingencies
Stockholders’ equity(deficit):
Preferred stock: $0.001 par value; 15,000,000 shares authorized, no shares issued or outstanding at December 31, 2006 and 2007, respectively	—	—
Common stock: $0.001 par value; 150,000,000 shares authorized, 27,761,209 and 27,758,062 shares issued and outstanding at December 31, 2006 and 2007, respectively	28	28
Additional paid-in capital	245,340	248,608
Treasury stock at cost, 247,875 and 288,017 shares at December 31, 2006 and 2007, respectively	(648)	(760)
Deferred stock compensation	(2)	(2)
Accumulated comprehensive loss	(673)	(1,089)
Accumulated deficit	(221,238)	(253,593)

Total stockholders’ equity (deficit)	22,807	(6,808)

Total liabilities and stockholders’ equity (deficit)	$105,224	$84,061

See accompanying notes.

MOTIVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Year Ended December 31,
	2006	2007
Revenue:
License fees (including service fees for implementation and other bundled services)	$45,652	$51,773
Other services	16,518	11,826
Revenue acquired in business combination	1,401	—

Total revenue	63,571	63,599

Cost of revenue:
License fulfillment costs	2,510	3,239
Amortization of acquired technology	2,200	2,292
Services	21,991	25,734

Total cost of revenue	26,701	31,265

Gross margin	36,870	32,334

Operating expenses:
Sales and marketing	29,419	21,783
Research and development	16,125	15,004
General and administrative	18,581	20,282
Amortization of intangibles	550	550
Shareholder and securities litigation expenses	—	7,650
Business restructuring charge	1,561	—

Total operating expenses	66,236	65,269

Loss from operations	(29,366)	(32,935)
Interest income (expense), net	2,003	1,345
Other income (expense), net	2,831	22

Loss before income taxes	(24,532)	(31,568)
Provision for income taxes	717	570

Net loss	$(25,249)	$(32,138)

Basic and diluted loss per share	$(0.94)	$(1.16)

Shares used in computing basic and diluted loss per share	26,937	27,619

See accompanying notes.

MOTIVE, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN

STOCKHOLDERS’ EQUITY (DEFICIT)(UNAUDITED)

(in thousands, except share amounts)

	Common Stock		Treasury Stock		Additional Paid-In	Deferred Stock	Accumulated Other Comprehensive	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Compensation	Income	Deficit	(Deficit)
Balance at December 31, 2005	27,085,877	$27	—	$—	$239,639	$(1,408)	$(559)	$(195,989)	$41,710
Issuance of stock pursuant to employee stock purchase plan	149,020	—	—	—	378	—	—	—	378
Issuances of stock to employees upon exercise of options	24,312	—	—	—	20	—	—	—	20
Purchase of treasury stock upon restricted stock vesting	(247,875)	—	247,875	(648)	—	—	—	—	(648)
Issuances of warrant to non-employee for services provided	—	—	—	—	222	—	—	—	222
Issuance of restricted stock to employees	1,006,500	1	—	—	—	—	—	—	1
Forfeiture of restricted stock by employees	(256,625)	—	—	—	—	—	—	—	—
Reversal of deferred stock compensation on adoption of SFAS 123(r)	—	—	—	—	(1,408)	1,406	—	—	(2)
Stock compensation expense	—	—	—	—	6,489	—	—	—	6,489
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(25,249)	(25,249)
Foreign currency translation adjustment	—	—	—	—	—	—	(126)	—	(126)
Change in unrealized loss on investments	—	—	—	—	—	—	12	—	12

Total comprehensive loss									(25,363)

Balance at December 31, 2006	27,761,209	$28	247,875	$(648)	$245,340	$(2)	$(673)	$(221,238)	$22,807
Issuances of stock to employees upon exercise of options	16,964	—	—	—	4	—	—	—	4
Purchase of treasury stock upon restricted stock vesting	(40,142)	—	40,142	(112)	—	—	—	—	(112)
Exercise of warrant by non-employee	22,157	—	—	—	(1)	—	—	—	(1)
Forfeiture of restricted stock by employees	(2,126)	—	—	—	—	—	—	—	—
Stock compensation expense	—	—	—	—	3,265	—	—	—	3,265
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	(217)	(217)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(32,138)	(32,138)
Foreign currency translation adjustment	—	—	—	—	—	—	(415)	—	(415)
Change in unrealized loss on investments	—	—	—	—	—	—	(1)	—	(1)

Total comprehensive loss									(32,554)

Balance at December 31, 2007	27,758,062	$28	288,017	$(760)	$248,608	$(2)	$(1,089)	$(253,593)	$(6,808)

See accompanying notes.

MOTIVE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Year Ended December 31,
	2006	2007
Cash flows from operating activities
Net loss	$(25,249)	$(32,138)
Adjustments to reconcile loss to net cash provided by (used in) operating activities:
Depreciation	3,358	3,226
Stock compensation	6,489	3,265
Amortization of intangibles	2,750	2,842
Accretion of discount on short-term investments	(12)	36
Other non cash items	—	—
Changes in operating assets and liabilities net of acquisitions:
Accounts receivable	6,594	1,438
Prepaid expenses and other assets	39	(715)
Accounts payable	847	(2,390)
Accrued liabilities	1,919	12,795
Deferred revenue	(11,478)	(2,303)

Net cash provided by (used in) operating activities	(14,743)	(13,944)

Cash flows from investing activities
Purchase of short-term investments	(97)	—
Proceeds from maturities of short-term investments	—	20,056
Purchase of property and equipment	(2,279)	(1,788)

Net cash provided by (used in) investing activities	(2,376)	18,268

Cash flows from financing activities
Proceeds from financing obligation	—	306
Payments made on financing obligation	—	(173)
Proceeds from issuance of common stock	399	4
Purchase of treasury stock	(648)	(112)

Net cash provided by (used in) financing activities	(249)	25

Net effect of exchange rates on cash and cash equivalents	(102)	(414)

Net increase (decrease) in cash and cash equivalents	(17,470)	3,935
Cash and cash equivalents at beginning of year	34,945	17,475

Cash and cash equivalents at end of year	17,475	21,410

Supplemental cash flow disclosure:
Interest paid	$12	$7

Income taxes paid, net of refunds	$1,102	$558

See accompanying notes.

MOTIVE, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. The Company

Motive, Inc., along with its wholly-owned subsidiaries (collectively, the “Company” or “Motive”), is a leading provider of broadband and mobile service management software. Motive’s products expedite or eliminate various time-consuming and costly management tasks such as activation, support and configuration that both service providers and end-users must undertake in order to launch and maintain broadband and mobile digital services. The Company was incorporated in Delaware on April 25, 1997 and currently markets its products and services throughout the Americas, Europe and Asia Pacific. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

2. Summary of Significant Accounting Policies

Foreign Currency Transactions

For the Company’s foreign subsidiaries, the functional currency has been determined to be the local currency, and therefore, assets and liabilities are translated at period end exchange rates, and income statement items are translated at average exchange rates prevailing during the period. Such translation adjustments are recorded in accumulated comprehensive income (loss), a component of stockholders’ equity. Gains and losses from foreign currency denominated transactions are included in other income (expense) in the Consolidated Statements of Operations. Gains (losses) from foreign currency denominated transactions amounted to $361,000 and $73,000 for the years ended December 31, 2006 and 2007, respectively, and are included in other income (expenses), net in the accompanying consolidated statements of operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, and such differences could be material to the financial statements.

Cash, Cash Equivalents and Investments

Cash equivalents consist of cash deposits and investment securities with original maturities of three months or less when purchased. Short-term investments consist of marketable securities, excluding cash equivalents, that have remaining maturities of less than one year from the respective balance sheet date. Investment securities are classified as available-for-sale and are presented at estimated fair value with any unrealized gains or losses included in other comprehensive income (loss). The amortized cost of marketable securities is adjusted for amortization of premiums and accretion of discounts to maturity computed under the effective interest method. Such amortization is included in investment income. Realized gains and losses are computed based on the specific identification method and were not material in either 2006 or 2007. Cash and cash equivalents for 2007 increased by $3.9 million and short-term investments decreased by $20.1 million.

Short-term investments consist of the following (in thousands):

	December 31, 2007 (Unaudited)
	Cost	Unrealized Gain (Loss)	Estimated Fair Value
Commercial paper	$4,042	$—	$4,042

	December 31, 2006 (Unaudited)
	Cost	Unrealized Gain (Loss)	Estimated Fair Value
Commercial paper	$3,571	$—	$3,571
U.S. Government agencies	16,221	2	16,223
Municipal bonds	999	(1)	998
Corporate Bonds	3,306	1	3,307

	$24,097	$2	$24,099

Fair values are based on quoted market prices.

The Company periodically analyzes its short-term investments for impairments considered to be other than temporary. In performing this analysis, the Company evaluates whether general market conditions or information pertaining to the specific investment’s industry, or the individual company, indicates that an other than temporary decline in value has occurred. If so, the Company considers specific factors, including the financial condition and near-term prospect of each investment, any specific events that may affect the investee company, and the intent and ability of the Company to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value. In its reviews for the years ended December 31, 2006 and 2007, the Company determined that there were no impairments of its short-term investments.

Accounts Receivable

In the ordinary course of business, the Company extends credit to its customers. Accounts receivable are recorded at their outstanding principal balances, adjusted by the allowance for doubtful accounts.

We continuously assess the collectibility of outstanding customer invoices and, in doing so, we maintain an allowance for estimated losses resulting from the non-collection of customer receivables. In estimating this allowance, we consider factors such as: historical collection experience; a customer’s current credit worthiness; customer concentration; age of the receivable balance, both individually and in the aggregate; and general economic conditions that may affect a customer’s ability to pay. When the Company ultimately concludes that a receivable is uncollectible, the balance is charged against the allowance for doubtful accounts. Actual customer collections could differ from our estimates and accordingly, could exceed our related loss allowance. The following table summarizes the changes in allowance for doubtful accounts for trade receivables (in thousands) (unaudited):

	Balance at Beginning of Period	Charged to Expense, net of Recoveries	Deduction of Uncollectible Accounts	Balance at end of Period
Year ended December 31, 2006	483	(268)	—	215
Year ended December 31, 2007	215	(168)	—	47

Concentration of Credit Risks and Significant Customers

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents, short-term investments and account receivable. The Company’s cash and cash equivalents and short-term investments are placed with high-credit, quality financial institutions and issuers. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. Estimated credit losses are provided for in the financial statements and historically have been within management’s expectations.

In 2006, one customer accounted for 16% of the Company’s revenue. At December 31, 2006, two customers each accounted for more than 10% of accounts receivable and collectively represented 44% of the accounts receivable balance at December 31, 2006. In 2007, no customers accounted for 10% of the Company’s revenue. At December 31, 2007, three customers each accounted for more than 10% of accounts receivable and collectively represented 50% of the accounts receivable balance at December 31, 2007.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, short-term investments, accounts receivable and payables, accrued expenses and notes payable, approximate their respective fair values.

Property and Equipment

Property and equipment are stated at cost. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets, which are generally three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining term of the lease or the estimated useful life of the improvements.

Acquisitions

All of the Company’s business combinations have been accounted for under the purchase method of accounting. The results of operations of the acquired business have been included in the accompanying financial statements from the acquisition date. Net assets of the companies acquired are recorded at their fair value at the acquisition date. The excess of the purchase price over the fair value of net assets acquired is included in goodwill in the accompanying consolidated balance sheets. Amounts allocated to in-process research and development are expensed in the period in which the acquisition is consummated.

Goodwill and Other Intangible Assets

In January 2003, the Company acquired BroadJump, Inc. and recorded certain intangibles, including acquired technology, customer contractual relationships, order backlog and non-competition agreements. Amounts allocated to acquired technology, customer contractual relationships, and order backlog are being amortized over the respective assets’ estimated useful lives of two to six years using straight-line amortization. Amounts allocated to non-competition agreements are being amortized over their estimated useful lives of three years using the straight line method. The Company periodically reviews the estimated useful lives and fair values of its identifiable intangible assets, taking into consideration any events or circumstances which might result in a diminished fair value or revised useful life.

Goodwill and other intangible assets consist of the following (in thousands):

	December 31, (Unaudited)
	2006	2007
Goodwill	$39,656	$39,656

Acquired Technology:
Acquired Technology	$11,000	$11,000
Accumulated amortization	(8,708)	(11,000)

	$2,292	$—

Other Intangibles:
Customer contractual relationships	$3,300	$3,300
Accumulated amortization	(2,177)	(2,727)

	$1,123	$573

Estimated annual amortization expense of acquired technology and other intangible assets for calendar year 2008 is $573,000.

The Company assesses whether goodwill and indefinite-lived intangibles are impaired on an annual basis. Upon determining the existence of goodwill and/or indefinite-lived intangibles impairment, the Company measures that impairment based on the amount by which the book value of goodwill and/or indefinite-lived intangibles exceeds its fair value. The implied fair value of goodwill is determined by deducting the fair value of a reporting unit’s identifiable assets and liabilities from the fair value of the reporting unit as a whole, as if that reporting unit had just been acquired and the purchase price were being initially allocated. Additional impairment assessments may be performed on an interim basis if the Company encounters events or changes in circumstances that would indicate that, more likely than not, the book value of goodwill and/or indefinite-lived intangibles would be impaired.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment of Long-Lived Assets. Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expenses for each of 2006 and 2007 was $56,000.

Stock-Based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (SFAS 123(R)) which establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions.

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s Consolidated Financial Statements as of and for the years ended December 31, 2006 and 2007 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Consolidated Statement of Operations. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). Under the intrinsic value method, the Company only recorded stock-based compensation expense related to those option grants to employees and directors that were awarded below the fair market value of the underlying stock at the date of grant. See Note 10 for further discussion of the adoption of this standard and its effects on the financial statements presented herein.

Revenue Recognition

We recognize revenue in accordance with the American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. In addition, we apply the provisions of the Emerging Issues Task Force (“EITF”) Issue No. 00-3, Application of AICPA SOP 97-2 to Arrangements that Include the Right to Use Software Stored on Another Entity’s Hardware, to our managed services software transactions.

We typically sell our software in bundled or multi-element arrangements where customers receive the right to use our product as well as certain related services, including implementation and integration services, maintenance and support services and, in some cases, hosting services. We have not entered into an arrangement solely for the license of our products and, therefore, we have not demonstrated vendor specific objective evidence (“VSOE”) of fair value for the license element of our arrangements. Additionally, we have not been able to demonstrate VSOE of fair value for the maintenance or hosting elements for the majority of our arrangements. Thus, as reported in our consolidated statements of operations, license fees revenue is comprised of (i) useage fees for term and perpetual licenses of our software, (ii) professional services fees for implementation and integration services, (iii) maintenance and support fees (typically for technical support and the right to future upgrades) and (iv) hosting fees (where we host the software on our own IT infrastructure). We generally recognize revenue from the entire arrangement ratably over the term of the agreement or the committed maintenance period (whichever is longer), for term licenses, and ratably over the committed maintenance term for perpetual licenses. Generally, recognition of license fees revenue from arrangements with resellers commences upon the receipt of cash, assuming all other revenue recognition criteria are met. Revenue from resellers is recognized ratably over the term of the agreement, except in the case of sales of our Home Device Manager product by a strategic partner, where license revenue is recognized only upon the receipt of cash.

For each arrangement, revenue is only recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no unfulfilled obligations remain, the fee is fixed or determinable and collectibility is probable. In addition, if the arrangement has any payment terms that are in excess of our normal payment terms, the payment is considered to not be fixed or determinable. In this scenario, the amount of revenue recognized is limited to the amount currently due from the customer. If an arrangement includes a right of acceptance or a right to cancel, revenue is recognized when acceptance is received or the right to cancel has expired.

As reported in our consolidated statements of operations, other services revenue is comprised of revenue from (i) professional services, such as consulting services, (ii) maintenance and support services, and (iii) hosting and managed software services, where any of these services are separately purchased.

In January 2003, we assumed liabilities related to existing software arrangements with a fair market value of approximately $20.6 million as a result of the BroadJump acquisition. The fair value of these assumed liabilities, which was recorded as deferred revenue, relates to the remaining contractual obligations under the BroadJump software arrangements and was recognized ratably as revenue acquired in business combination over the remaining life of each software arrangement. This revenue declined on a quarterly basis through 2006 when the remaining contractual obligations expired.

Accounts receivable include amounts due from customers. Deferred revenue includes amounts both received and currently outstanding from customers for which revenue has not been recognized.

Research and Development

Research and development costs are expensed in the period incurred. SFAS No. 86, Accounting for the Costs of Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs related to software development incurred between completion of the working model and the point at which the product is ready for general release have been insignificant. Through December 31, 2007, all of the Company’s software development costs have been expensed as incurred.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. This Statement prescribes the use of the liability method whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Loss Per Share

In accordance with SFAS No. 128, Earnings Per Share, basic earnings (loss) per share is computed by dividing the earnings (loss) for the period by the weighted average number of common shares outstanding during the period less common shares subject to repurchase. Diluted earnings (loss) per share is computed by dividing the earnings (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. The Company has excluded all outstanding stock options, outstanding warrants to purchase common stock and common stock subject to repurchase from the calculation of diluted loss per common share for the years ended December 31, 2006 and 2007 because all such securities are antidilutive for each period. As a result, the Company’s basic and diluted loss per share are identical for both years presented. The total number of shares excluded from the calculations of diluted net loss per share, prior to application of the treasury stock method for options, was 5,022,670 and 4,067,835 for the years ended December 31, 2006 and 2007, respectively.

As discussed in Note 8, the Company has agreed in principal to settle a securities litigation claim for cash and the issuance of an additional 2,500,000 shares of Motive Common Stock. Upon the final settlement of the litigation, these shares will be included in the loss per share calculation as part of common shares outstanding.

Under the provisions of Staff Accounting Bulletin (“SAB”) No. 98, common shares issued for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No common shares have been issued for nominal consideration.

The following is a reconciliation of the numerator and denominator of basic and diluted net loss per share (in thousands, except per share amounts):

	Year Ended December 31, (Unaudited)
	2006	2007
Numerator:
Net loss available to common stockholders	$(25,249)	$(32,138)

Denominator:
Weighted-average common shares outstanding	28,007	27,760
Less: Common shares subject to repurchase	(1,070)	(141)

Total weighted average common shares used in computing basic and diluted loss per share	26,937	27,619

Basic and diluted loss per share	$(0.94)	$(1.16)

Comprehensive Loss

Comprehensive loss includes net income (loss) and other comprehensive income (loss) and is presented in the Consolidated Statements of Changes in Stockholders’ Equity. SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting comprehensive income (loss) and its components in the financial statements. Accumulated other comprehensive loss is displayed as a separate component of stockholders’ equity in the Company’s Consolidated Balance Sheets and consisted of the following (in thousands):

	December 31, (Unaudited)
	2006	2007
Foreign currency translation	$(687)	$(1,102)
Unrealized loss on short-term investments	14	13

	$(673)	$(1,089)

Segments

The Company applies SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information and considers its business activities to constitute a single business segment, service management software.

Product Warranties

The Company offers warranties to its customers, requiring that the Company replace defective products within a specified time period from the date of sale. The Company records warranty costs as incurred and historically such costs have not been significant.

Software License Indemnifications

FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, requires that the Company recognize the fair value for certain guarantee and indemnification arrangements issued or modified by the Company after December 31, 2002. When the Company determines that a loss is probable, the estimable loss must be recognized as it relates to applicable guarantees and indemnifications. Software licenses granted by the Company contain provisions that indemnify customers of the Company’s software from damages and costs resulting from claims alleging that the Company’s software infringes the intellectual property rights of a third party. The Company records resulting costs as incurred and historically such costs have not been significant. Accordingly, the Company has not recorded a liability related to these indemnification provisions.

Recently Issued Accounting Standards

In June 2006, the Financial Accounting Standards Board (FASB) issued Financial Interpretation 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. The recently issued literature also provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any recorded income tax uncertainties. The interpretation is effective for fiscal years beginning after December 15, 2006. Any differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. We adopted FIN 48 in the first quarter of 2007, however, our analysis of its impact was not completed until December 31, 2007. As a result of our adoption of FIN 48, we recorded a cumulative effect reduction of retained earnings in the amount of $217,000 during the year ended December 31, 2007.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS 157 replaces the different definitions of fair value in the accounting literature with a single definition. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 is effective for fair-value measurements already required or permitted by other standards for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Adoption of this standard has been further extended to fiscal years beginning after November 15, 2008 for nonfinancial assets and nonfinancial liabilities. We anticipate that adopting the provisions of SFAS 157 will not have a material effect on our financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of this statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 will be effective for the Company beginning on January 1, 2008. At December 31, 2007, the Company did not hold any financial assets or liabilities that could be eligible for treatment under SFAS No. 159.

In December 2007, the FASB issued SFAS 141R, “Business Combinations,” which replaces SFAS 141. SFAS 141R requires most assets acquired and liabilities assumed in a business combination, contingent consideration and certain acquired contingencies to be measured at their fair value as of the date of the acquisition. SFAS 141R also requires that acquisition related costs and restructuring costs be recognized separately from the business combination. SFAS 141R will be effective for the Company for fiscal year 2009 and will be effective for business combinations entered into after December 27, 2008.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interest in Consolidated Financial Statements.” SFAS 160 amends previous accounting literature to establish new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS is effective for the Company as of the beginning of fiscal 2010. We have not yet evaluated the impact, if any, the adoption of this Statement will have our financial position, results of operations or cash flows.

Reclassifications

Certain reclassifications have been made to conform prior period financial information to the current presentation. These reclassifications had no effect on reported net loss.

3. Property and Equipment

Property and equipment, which includes purchased software for internal use, is comprised of the following (in thousands):

	December 31, (Unaudited)
	2006	2007
Computer software	$1,488	$1,568
Computer equipment	5,619	4,099
Furniture and fixtures	3,492	1,620
Leasehold improvements	2,270	1,241

	12,869	8,528
Less: Accumulated depreciation and amortization	(7,953)	(5,086)

	$4,916	$3,442

4. Accrued Liabilities

Accrued liabilities is comprised of the following (in thousands):

	December 31, (Unaudited)
	2006	2007
Shareholder and securities litigation settlements accrual	$—	$7,650
Compensation payable	4,658	5,484
Royalties payable	1,179	2,890
Accrued exit costs associated with acquisition	298	—
Accrued audit fees	920	2,068
Other	576	2,550

	$7,631	$20,642

5. Financing Obligation

During the year ended December 31, 2007, the Company financed the purchase of its annual directors and officers and errors and omissions insurance premiums. After an initial down payment, the company entered into a financing obligation in the amount of $306,000 to be paid in seven monthly payments, and bearing interest at an annual interest rate of 6.49%.

6. Debt

Except as described in Note 5 above, at December 31, 2006 and 2007, the Company was not party to any debt financing arrangement. During the year ended December 31, 2006, the Company allowed a revolving line of credit facility to terminate at its maturity date without renewing the line.

Total interest expense incurred during the years ended December 31, 2006 and 2007 was approximately $12,000 and $7,000, respectively.

7. Income Taxes

The components of the provision (benefit) for income taxes attributable to continuing operations are as follows for the years ended December 31, 2006 and 2007:

	Year Ended December 31, (Unaudited)
	2006	2007
Income tax provision:
Current:
Federal	$—	$—
Foreign	717	557
State	—	13

Total Current	717	570

Deferred:
Federal	—	—
Foreign	—	—
State	—	—

Total Deferred	—	—

Total Provision	$717	$570

The Company’s provision for income taxes includes withholdings on income generated in foreign countries.

As of December 31, 2007, the Company had U.S. federal net operating loss carryforwards of approximately $197,517,000, a research and development credit carryforward of approximately $4,391,000, and a foreign tax credit carryforward of approximately $4,726,000. The net operating loss and research and development credits will begin to expire in 2011, if not utilized. The foreign tax credit carryforward will begin to expire in varying amounts between 2010 and 2017, if not utilized.

Utilization of the net operating losses and tax credits may be subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and research and development credits before utilization.

Deferred income tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes as of December 31 are as follows (in thousands):

	(Unaudited)
	2006	2007
Deferred tax assets:
Current deferred tax assets:
Deferred revenue	$16,133	$9,817
Accrued expenses	119	3,050

Gross current deferred tax assets	16,252	12,867
Valuation allowance	(15,994)	(12,836)

Net current deferred tax assets	258	31

Noncurrent deferred tax assets:
Net operating loss carryforwards	58,254	68,702
Research and development credit carryforwards	5,463	2,646
Foreign tax credit carryforwards	4,888	4,727
State credits	—	222
Depreciation and amortization	780	1,308
Accrued expenses	247	1,605
Stock compensation	1,295	1,840

Total deferred tax assets	70,927	81,050
Valuation allowance for net deferred tax asset	(69,802)	(80,853)

Net noncurrent deferred tax assets	1,125	197

Deferred tax liabilities:
Noncurrent deferred tax liabilities:
Unrealized gains/losses	(187)	(28)
Acquired intangibles	(1,196)	(200)

Total noncurrent deferred tax liabilities	(1,383)	(228)

Net current deferred tax asset (liability)	258	31

Net noncurrent deferred tax asset (liability)	$(258)	$(31)

The Company has established a valuation allowance approximately equal to the net deferred tax assets due to uncertainties regarding the realization of deferred tax assets based on the Company’s lack of earnings history. During the year ended December 31, 2007, the valuation allowance increased by approximately $7,893,000, primarily due to operating losses and the implementation of FIN 48.

As of December 31, 2007, the valuation allowance includes approximately $3,722,000 related to the acquisition of BroadJump, Inc.’s net deferred tax assets. The initial recognition of these acquired deferred tax asset items will first reduce goodwill, next will reduce non-current intangible assets of the acquired entity, and then be applied as a benefit to income taxes.

The exercise of certain Company stock options results in compensation which is includable in the taxable income of the exercising option holder and deductible by the Company for federal and state income tax purposes. Such compensation results from increases in the fair market value of the Company’s common stock subsequent to the date of grant of the exercised stock options. Any option related excess tax benefits (tax deduction over cumulative book deduction) are recorded as an increase to additional paid-in capital, while option related tax deficiencies (cumulative book deduction over tax deduction) are recorded as a decrease to additional paid-in capital to the extent of the Company’s additional paid-in capital option pool, then to income tax provision. During the years ended December 31, 2007 and 2006, our option-related tax deductions resulted in no adjustment to additional paid-in capital.

Undistributed earnings of the Company’s foreign subsidiaries are considered permanently reinvested and, accordingly, no provision for U.S. federal and/or state income taxes has been provided thereon.

The Company’s provision (benefit) for income taxes attributable to continuing operations differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate of 34% to income before income taxes for the years ended December 31, 2006 and 2007 primarily as a result of the following (in thousands):

	(Unaudited)
	2006	2007
Federal statutory rate	(34.0)%	(34.0)%
State taxes, net of federal benefit	(0.9)	(0.9)
Permanent items	0.8	1.7
Research and development and foreign tax credit	(2.4)	(2.1)
Stock compensation	1.7	0.2
Effect of foreign operations	0.8	0.2
Deferred tax assets not previously benefited	36.8	36.7

Provision for income tax	2.8%	1.8%

Effective January 1, 2007, the Company adopted FIN 48. The Company recorded an additional tax liability of approximately $217,000 as a result of the adoption of FIN 48 and adjusted the January 1, 2007 balance of retained earnings. The total amount of unrecognized tax benefits as of January 1, 2007 was approximately $3,234,000. The reconciliation of our unrecognized tax benefits at the beginning and end of the year is as follows (in thousands):

Balance at January 1, 2007	$3,234
Additions based on tax positions related to the current year	$53
Additions for tax positions of prior years	$8
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2007	$3,295

As of the date of adoption, the Company had $3,234,000 of unrecognized tax benefits, which would affect the effective tax rate if recognized. The Company’s assessment of its unrecognized tax benefits is subject to change as a function of the Company’s financial statement audit.

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. During the twelve months ended December 31, 2007, the Company recognized approximately $8,000 of interest and penalties in its income tax expense.

We file consolidated and separate tax returns in the U.S. federal jurisdiction and in several state and foreign jurisdictions. We are no longer subject to U.S. federal income tax examinations for years before 2004 and are no longer subject to state and local or foreign income tax examinations by tax authorities for years before 2003. We are not currently under audit by federal, state or any foreign jurisdictions.

8. Commitments and Contingencies

The Company leases its facilities and sales offices under various operating lease agreements which expire through 2012. Rental expense (including expenses passed on by the landlord) was approximately $4,668,000 and $4,571,000 for the years ended December 31, 2006 and 2007, respectively. Rent expense is recognized on a straight-line basis over the life of the lease.

Future minimum payments (excluding operating expenses) as of December 31, 2007 under lease obligations, including operating lease commitments for all vacated properties, and any related sublease income, are as follow (in thousands):

Operating Leases
2008	$2,849
2009	2,122
2010	2,112
2011	2,112
2012	2,112

Total minimum lease payments	$11,307

In November and December 2005, five securities class actions were filed in the U.S. District Court for the Western District of Texas against the Company and certain of its current and former officers and directors. By order dated January 17, 2006, the court consolidated these actions as In re Motive, Inc. Securities Litigation, Case No. A-05-CA-923-LY, and appointed Lead Plaintiffs and Lead Plaintiffs’ Counsel. Lead Plaintiffs filed a Second Consolidated Amended Complaint in the consolidated action in February 2007 (the “Complaint”). The Complaint generally alleges that the Company, the individual defendants, and the Company’s former auditors, Ernst & Young, made false and misleading statements regarding the Company’s financial results from June 24, 2004, the date of the Company’s initial public offering, to October 26, 2005, the date on which the Company announced that it would restate certain prior financial results. The Complaint asserts claims under the Securities Act and the Exchange Act and the rules promulgated thereunder, and seeks unspecified monetary damages and other relief against all defendants. The Lead Plaintiffs purport to represent the class of purchasers of the Company’s common stock during the June 24, 2004 to October 26, 2005 time period.

On November 5, 2007, the Company announced that it had reached an agreement in principle to settle this litigation. In connection with that settlement, the Company will pay to the plaintiffs, for the benefit of the class members, $4.5 million in cash from insurance proceeds, $2.5 million in Company cash and 2.5 million newly issued shares of the Company’s common stock. On December 6, 2007, the Company entered into a Stipulation and Agreement of Partial Settlement (the “Settlement Agreement”) with the Lead Plaintiffs. The settlement contemplated therein is conditioned upon approval by the court and other contingencies. In March 2008, the court issued its preliminary approval of the Settlement Agreement and set a final hearing date in July 2008. Notice of the Settlement Agreement will be provided to class members who will then have a period of time within which to opt out of the settlement. There is no assurance that final court approval will be obtained. If such is not obtained, the parties to this litigation may attempt to reach agreement on alternative settlement terms or resume the litigation.

On or about January 9, 2006, a purported shareholder derivative action was filed in the U.S. District Court for the Western District of Texas against certain of the Company’s current and former officers and directors. The derivative complaint generally alleges that from June 25, 2004, the individual defendants breached fiduciary duties they owed to the Company by reason of their positions as officers and/or directors of the Company. The derivative complaint alleges that such duties were breached by, among other things, defendants’ disclosure of allegedly false and misleading financial statements for the Company. The derivative complaint seeks damages and equitable relief on behalf of the Company. This action, entitled Adair v. Harmon, et al., Case No. A-06-CA-017-LY, was stayed since March 2006, pending resolution of a motion to dismiss the consolidated complaint in the securities class action described above or until the court terminated the stay.

On November 5, 2007, the Company announced that it had reached an agreement in principle to settle this litigation. In connection with that settlement, the Company has agreed to certain corporate governance measures and will pay $107,500 in attorneys fees plus costs to the lawyers representing the shareholder plaintiff. On December 6, 2007, the Company entered into a Stipulation of Settlement (the “Settlement Stipulation”) with the plaintiffs. The settlement contemplated therein is conditioned upon approval by the court and other contingencies. In March 2008, the court issued preliminary approval of the Settlement Stipulation and set a final hearing date in July 2008. Notice of the Settlement Stipulation will be provided to the relevant shareholders. There is no assurance that final court approval will be obtained. If such is not obtained, the parties to this litigation may attempt to reach agreement on alternative settlement terms or resume the litigation.

The Division of Enforcement of the United States Securities and Exchange Commission is conducting a formal investigation regarding possible violations of the federal securities laws by the Company and/or its current and former directors and officers. The Company is cooperating with the investigation. The SEC has the power to seek a wide range of sanctions against the Company and/or its current and former directors and officers should the SEC pursue legal action for violations of the federal securities laws, including, but not limited to, civil money penalties, injunctions, bars to future service with public companies, cease and desist orders and the like.

The Company has indemnity obligations to its current and former directors and officers, some of whom have been involved in the foregoing matters, and thus the Company has been required to advance defense costs incurred by those individuals. The Company expects to have to continue to advance such defense costs in the future.

In connection with the two civil lawsuits described above, the Company’s directors’ and officers’ insurance carrier, Genesis Insurance Company (the “Carrier”), denied and/or disputed the availability of coverage, as to the Company and certain of the individual defendants, under the Company’s D&O insurance policy for the policy period June 24, 2005 to June 24, 2006. Under an Interim Agreement, the Carrier was required to pay 50% of certain reasonable defense costs incurred by the Company and the individual named defendants until November 9, 2007, 30 days after the date on which the agreement was terminated. Pursuant to a Compromise Settlement Agreement and Mutual Release (“Settlement Agreement”) executed by the parties thereto in December of 2007 (as supplemented by a Supplemental Agreement between the Company and the Carrier), the Company, the Carrier and the individual signatories to the Settlement Agreement (the “Individual Defendants”) agreed to settle the coverage dispute, as regards the claims asserted in the two civil lawsuits described above (but the settlement does not include disputed coverage for any SEC-related claims). Such settlement is dependent on the final consummation of the settlement of each of such lawsuits, as described above. If such settlements are not consummated, the Company and the Individual Defendants could again be in a coverage dispute with the Carrier.

By letter dated April 19, 2007, the SEC threatened to initiate certain enforcement actions against the Company because of its delinquent filing status with the SEC, including a revocation of the registration of the Company’s common stock pursuant to Section 12(j) of the Securities Exchange Act of 1934, and the temporary suspension of trading in the common stock pursuant to Section 12(k) of that Act. Because of its delinquent status, the Company could be subject to other enforcement actions by the SEC. If the Company’s common stock were deregistered, it would no longer be quoted on the over-the-counter market and the public trading market for the common stock would effectively be terminated. Moreover, the price of the Company’s common stock would likely suffer an immediate and significant decline. Accordingly, investors would find it difficult, if not impossible, to acquire or dispose of the common stock or obtain accurate quotations for the common stock following any such deregistration.

From time to time, the Company and its subsidiaries may be involved in other disputes and litigation relating to claims arising in the ordinary course of its business.

9. Stockholders’ Equity

De-Listing of Common Stock

On April 11, 2006, Motive’s stock was delisted from trading on the Nasdaq National Market. Also, the Company’s registration statements filed with the Securities Exchange Commission under the Securities Act of 1933 are no longer useable due to non-filing of current audited financial statements with the SEC. Accordingly, the Company has limited ability to issue additional equity securities.

Warrants to Purchase Common Stock

In connection with a Corporate Partnering and OEM Software License Agreement entered into in June 2003, the Company issued warrants to purchase 125,000 shares of common stock at an exercise price of $10.00 per share. The warrants expire on August 11, 2008. The Company valued the warrants at $391,000 using the Black-Scholes valuation method, using zero dividend yield, expected volatility of 0.95, a risk-free rate interest rate of 2.7%, and an expected life of 5 years.

On February 20, 2006, in connection with the recruitment of the Company’s Chairman and Chief Executive Officer, Alfred T. Mockett, the Company issued warrants to purchase 83,333 shares of its common stock for $3.40 per share and 22,222 shares of common stock at $0.01 per share to an executive search agency as part of their compensation for recruitment services performed. Based on a Black-Scholes pricing estimate using a 3 year life, a risk free rate of 4.9%, volatility of .75 and no assumed dividend, the Company valued these warrants at $222,000 which was expensed during the year ended December 31, 2006. During the year ended December 31, 2007, the executive search agency exercised all of its $0.01warrants and was issued 22,157 shares of common stock after netting the share amount for the exercise price.

As of December 31, 2007, the following warrants remain outstanding:

Date of Issue	Exercise Price	Warrants outstanding at December 31, 2007	Term from Date of Issue
June 11, 2003	$10.00	125,000	5 years
February 20, 2006	$3.40	83,333	3 years

Weighted average strike price	$7.36
Total outstanding		208,333

Common Stock and Stock Plans

The Company has established three stock plans: (1) the 1997 Stock Option/Stock Issuance Plan (the “1997 Plan”); (2) the 2004 Amended and Restated Equity Incentive Plan (the “2004 Plan”); and (3) the Employee Stock Purchase Plan (the “ESPP”). The 1997 Plan and the 2004 Plan are collectively referred to as “the Plans”. All of these plans have been approved by the Company’s Board of Directors and stockholders. At December 31, 2007, Motive’s registration statements filed with the Securities Exchange Commission under the Securities Act of 1933 were no longer useable because of non-filing of current audited financial statements. Accordingly, the Company has limited ability to issue new shares of common stock on the exercise of vested options.

The Company’s 1997 Plan provided for grants of incentive stock options or nonqualified options to employees, officers and directors and consultants of the Company. Options under the 1997 Plan were available to be granted at prices less than, equal to, or greater than the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided that the exercise price of any incentive stock options granted to a participant who owned more than 10% of the voting power of all classes of the Company’s outstanding capital stock was equal to at least 110% of the fair market value of the Common Stock on the date of grant. The maximum term of options granted under the 1997 Plan was ten years from the date of grant (five years in the case of a participant who owned more than 10% of the voting power of all classes of the Company’s outstanding capital stock). Options under the 1997 Plan generally vest 20% on the first anniversary date from the date of grant and 5% quarterly thereafter. Options under the 1997 Plan were exercisable immediately and subject to repurchase at the original exercise price, until fully vested. Options outstanding at the time of the Company’s initial public offering were assumed under the Company’s 2004 Plan. Options may not be granted from the 1997 Plan subsequent to the Company’s initial public offering, therefore, no shares were available for future grant under the 1997 Plan at December 31, 2007. Options that expire under the 1997 Plan will be available for future grants under the 2004 Plan.

Under the 2004 Plan, employees, non-employee members of the Board of Directors and consultants may be granted options to purchase shares of common stock, stock appreciation rights, restricted shares and stock units. Options are exercisable in accordance with each stock option agreement. The term of each option is no more than ten years from the date of grant. Each fiscal year, commencing with the year 2005, the aggregate number of shares authorized under the 2004 Plan automatically increases by the lesser of (1) 4% of the total number of shares of common stock that are then outstanding; (2) 1.25 million shares; or (3) a lesser number determined by the Company’s Board of Directors. At December 31, 2007, there were 6,005,159 shares authorized for issuance, including shares assumed from the 1997 Plan, of which 2,291,807 were available for future grant. In January 2007, the Board of Directors increased the 2004 Plan reserve by 1,110,448 shares.

Under the terms of the ESPP, there are two six month offering periods per year. Employees may direct the Company to withhold up to 15% of their cash compensation to purchase the Company’s common stock. Each fiscal year, the number of shares reserved for issuance under the ESPP will be automatically increased by the lesser of (1) 2% of the total number of shares of common stock then outstanding; (2) 500,000 shares; or (3) a lesser amount determined by the Company’s Board of Directors. As of December 31, 2006, 393,286 shares had been issued under the ESPP and 1,690,032 shares were available for future issuance. In September, 2007 the Compensation Committee of the Board of Directors suspended the ESPP because of the lack of current audited financial statements. All funds were returned to employees who participated at that time.

As of December 31, 2007, the Company had reserved shares of its common stock for the following purposes:

Employee Stock Purchase Plan	1,690,032
Stock options available for grant	2,291,807
Exercise of outstanding stock options	3,754,358
Exercise of outstanding warrants	208,333

Total reserved	7,944,530

Stock Based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (SFAS 123(R)) which establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant-date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (SAB 107) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s Consolidated Financial Statements as of and for the years ended December 31, 2006 and 2007 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). In the years prior to 2006, the Company recorded stock compensation under the guidance of APB 25 with regard to the issuance of “in the money” options. The stock compensation for those options was amortized on an accelerated basis. With the adoption of SFAS 123 (R), the Company recorded a cumulative effect adjustment for the excess of accelerated amortization as compared to the amortization that would have been recorded under SFAS 123(R). Upon implementation, the Company recorded a $640,000 or $0.02 per share reduction of stock compensation expense.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Consolidated Statement of Operations. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). Under the intrinsic value method, no stock-based compensation expense had been recognized in the Company’s Consolidated Statements of Operations, other than option grants and restricted stock awards to employees and directors at or below the fair market value of the underlying stock at the date of grant as mentioned previously.

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in the Company’s Consolidated Statement of Operations for the years ended December 31, 2006 and 2007 included compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). As stock-based compensation expense recognized in the Consolidated Statement of Operations for the years ended December 31, 2006 and 2007 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. We have applied the forfeiture estimates to option and restricted stock compensation awards issued in 2006 and 2007.

The fair value of stock-based awards to employees is calculated using the Black-Scholes option pricing model, even though this model was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Company’s stock options. The Black-Scholes model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate is based on the U.S. Treasury rates in effect during the corresponding period of grant.

The expected volatility is based on the historical volatility of our stock price. These factors could change in the future, which would affect the stock-based compensation expense in future periods.

During the year ended December 31, 2006, the company issued a total of 1,006,500 shares of restricted stock awards to directors, officers and certain employees. None were issued during 2007. These awards are authorized by the 2004 Plan and therefore reduce the number of grants available under that plan. The restricted shares were valued at the market close price for Motive’s stock on the date of the awards. The restricted shares vest over various terms according to each individual award. Accordingly, we will record compensation expense for the full value less estimated forfeiture of these restricted shares over the respective vesting periods.

We expense stock-based compensation to the same cost of services and operating expense categories that the respective award grantee’s salary expense is reported. The table below reflects stock-based compensation expense for the years ended December 31, 2006 and 2007 (in thousands):

	Years ended December 31, (Unaudited)
	2006	2007
Cost of revenue:
Cost of services	$1,307	$644
Operating expenses:
Sales and marketing	1,940	409
Research and development	1,095	256
General and administrative	2,147	1,956

Total stock based compensation	$6,489	$3,265

At December 31, 2007, approximately $3.3 million of stock-based compensation relating to unvested awards had not been amortized and will be expensed in future periods through 2011. Under current grants unvested and outstanding, approximately $2.3 million will be expensed in 2008 as stock-based compensation.

As required by SFAS No. 123(R), the Company expenses all share-based payments to employees based on their fair values using an option-pricing model. The Company uses the Black-Scholes method to estimate the fair value of employee stock options. In applying the minimum value option pricing model and the Black-Scholes method, the Company used the deemed fair value of the Company’s stock along with the following assumptions:

	2006	2007
Risk free interest rate	4.9%	4.4%
Dividend yield	0.0%	0.0%
Volatility factor	0.750	0.750
Weighted average expected life of options (in years)	6.1	5.1

A summary of the changes in common stock options issued under the Plans are as follows:

	Shares	Range of Exercise Prices	Weighted Average Exercise Price
Options outstanding, December 31, 2005	3,609,138	0.240–44.000	6.761
Granted	1,422,965	3.000–11.010	3.10
Exercised	(24,312)	0.240–10.000	0.91
Surrendered	(1,310,274)	3.733–44.000	6.85

Options outstanding, December 31, 2006	3,697,517	0.240–44.000	6.761
Granted	912,498	1.800-3.300	1.91
Exercised	(16,964)	0.2400	0.24
Surrendered	(838,693)	0.289-16.000	7.31

Options outstanding, December 31, 2007	3,754,358	$0.240–26.440	$4.96

The following table summarized information about options outstanding under the Plans at December 31, 2007:

		Options Outstanding		Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable and Vested	Weighted Average Exercise Price
$0.24–$3.00	1,382,671	5.98	$2.12	263,174	$2.50
$3.04-$4.17	923,651	5.20	3.40	512,152	3.41
$5.00	373,960	2.37	5.00	373,960	5.00
$6.00-$6.42	66,922	4.67	6.40	39,540	6.40
$6.51–$8.00	109,845	3.61	7.24	98,228	7.27
$8.20–$9.00	67,231	4.12	8.43	48,707	8.43
$9.10-$10.00	372,983	3.80	9.75	335,593	9.77
$10.02-$10.99	345,419	4.13	10.77	268,637	10.74
$11.01-$15.00	88,803	3.92	12.51	71,664	12.49
$16.26-$26.44	22,873	3.51	18.04	22,873	18.04

$0.240–$26.440	3,754,358	4.85	$4.96	2,034,528	$6.45

	Year Ended December 31,
	2006	2007
Weighted-average deemed fair value of stock options granted during the year:
Exercise price equal to fair value of stock on date of grant	$3.10	$1.91
Exercise price less than fair value of stock on date of grant	$—	$—

The following table summarizes the activity with regard to nonvested restricted stock awards during the years ended December 31, 2006 and 2007. Nonvested restricted stock awards are issued from the 2004 Plan and any issuances will reduce the shares available for grant as indicated in the previous table. Nonvested restricted stock awards are valued at the closing price on the date of the grant.

	Shares	Weighted Average Grant Price
Unvested restricted stock outstanding, December 31, 2005	420,000	$3.03
Granted	1,006,500	3.03
Vested	(977,625)	3.00
Surrendered	(256,625)	2.96

Unvested restricted stock outstanding, December 31, 2006	192,250	$3.03
Granted	—	—
Vested	(84,980)	3.00
Surrendered	(2,126)	3.77

Unvested restricted stock outstanding, December 31, 2007	105,144	$3.48

Treasury Stock

In connection with the vesting and exercise of restricted stock, the Company repurchased 247,875 and 40,142 shares of common stock during the years ended December 31, 2006 and 2007, respectively. The shares were repurchased from employees, at their option, in order to pay the withholding tax upon the vesting and exercise of restricted stock awards during the year. The shares were purchased at an average market price of $2.61 and $2.87 per share for the years ended December 31, 2006 and 2007, respectively for a total of $760,000 in cash paid.

10. Employee Benefit Plan

During fiscal 1998, the Company established the Motive Communications, Inc. 401(k) Plan (“the 401(k) Plan”) for the benefit of substantially all employees. The Company is the administrator of the 401(k) Plan. To be eligible for the 401(k) Plan, employees must have reached the age of 21. Participants may elect to contribute up to 25% of their compensation to the 401(k) Plan. The Company may make discretionary matching contributions of a participant’s compensation as well as discretionary profit-sharing contributions to the 401(k) Plan. The Company has not contributed to the 401(k) Plan to date.

11. Business Restructuring in 2006

During the first half of 2006, the Company’s management decided not to pursue further expansion of its enterprise product line and to instead focus solely on the broadband product line. As a result, the Company reduced the resources dedicated to its enterprise product line to the level necessary only to support the Company’s existing enterprise customers. Under the approved restructuring plan, the Company severed approximately 30 employees worldwide. Some of these employees were placed on short-term transition assignments ending on various dates during 2006. The Company recorded $1.6 million in restructuring charges. The entire charge was related to employee severance and all payments were made prior to December 31, 2006.

12. Segment Reporting

The Company considers its business activities to constitute a single segment. A summary of the Company’s operations and total assets by geographic area follows (in thousands):

	Year ended December 31, (Unaudited)
	2006	2007
Revenue:
Americas:
United States	$26,242	$21,419
Other	9,854	10,066

Total Americas	36,096	31,485
Europe	24,145	28,406
Asia Pacific	3,330	3,708

Total Revenue	$63,571	$63,599

	December 31, (Unaudited)
	2006	2007
Identifiable Assets:
Americas:
United States	$103,278	$82,307
Other	26	37

Total Americas	103,304	82,344
Europe	908	695
Asia Pacific	1,012	1,022

Total Assets	$105,224	$84,061

The table below presents information about the percentage of total revenues associated with each product category. The information below excludes revenue acquired in business combination. In the fourth quarter of 2005 the Company decided that the investment necessary to cultivate relationships with corporate enterprises was greater than it should sustain. During the second quarter of 2006, this portion of the Company’s business was diminished to what was only necessary to satisfy the Company’s contractual obligations. As a result of this decision, the Company expects the amount of revenue that it recognizes attributable to licensing its software products to corporate enterprises to continue to decline in future periods.

	Year ended December 31, (Unaudited)
	2006	2007
Broadband	90%	96%
Corporate Enterprise	10%	4%

13. Quarterly Information

	Q1 2006	Q2 2006	Q3 2006	Q4 2006	2006
Revenue:
License fees (including service fees for implementation and other bundled services)	$11,203	$11,509	$11,450	$11,490	$45,652
Other services	2,877	3,937	4,346	5,358	16,518
Revenue acquired in business combination	467	467	281	186	1,401

Total revenue	14,547	15,913	16,077	17,034	63,571

Cost of revenue:
License fulfillment costs	472	554	646	838	2,510
Amortization of acquired technology	550	550	550	550	2,200
Services	5,473	5,387	5,405	5,726	21,991

Total cost of revenue	6,495	6,491	6,601	7,114	26,701

Gross margin	8,052	9,422	9,476	9,920	36,870
Operating expenses:
Sales and marketing	6,560	7,681	7,063	8,115	29,419
Research and development	4,707	3,953	3,671	3,794	16,125
General and administrative	4,984	4,190	5,019	4,388	18,581
Amortization of intangibles	138	138	138	136	550
Business restructuring charge	512	1,049	—	—	1,561

Total operating expenses	16,901	17,011	15,891	16,433	66,236

Loss from operations	(8,849)	(7,589)	(6,415)	(6,513)	(29,366)
Interest income (expense), net	515	491	499	498	2,003
Other income (expense), net	2,581	103	12	135	2,831

Loss before income taxes	(5,753)	(6,995)	(5,904)	(5,880)	(24,532)
Provision for income taxes	105	107	121	384	717

Net loss	$(5,858)	$(7,102)	$(6,025)	$(6,264)	$(25,249)

Basic and diluted loss per share	$(0.22)	$(0.26)	$(0.22)	$(0.23)	$(0.94)

Shares used in computing basic and diluted loss per share	26,719	26,840	26,859	27,328	26,937

	Q1 2007	Q2 2007	Q3 2007	Q4 2007	2007
Revenue:
License fees (including service fees for implementation and other bundled services)	$10,510	$13,628	$13,550	$14,085	$51,773
Other services	2,297	1,935	3,788	3,806	11,826
Revenue acquired in business combination	—	—	—	—	—

Total revenue	12,807	15,563	17,338	17,891	63,599

Cost of revenue:
License fulfillment costs	515	628	926	1,170	3,239
Amortization of acquired technology	550	550	550	642	2,292
Services	5,616	6,568	6,416	7,134	25,734

Total cost of revenue	6,681	7,746	7,892	8,946	31,265

Gross margin	6,126	7,817	9,446	8,945	32,334
Operating expenses:
Sales and marketing	4,804	5,558	6,212	5,209	21,783
Research and development	3,580	3,551	4,089	3,784	15,004
General and administrative	4,897	5,177	4,873	5,335	20,282
Amortization of intangibles	138	138	137	137	550
Shareholders and securities litigation expenses	—	—	8,000	(350)	7,650
Business restructuring charge	—	—	—	—	—

Total operating expenses	13,419	14,424	23,311	14,115	65,269

Loss from operations	(7,293)	(6,607)	(13,865)	(5,170)	(32,935)
Interest income and expense, net	453	376	285	231	1,345
Other income (expense), net	10	(189)	137	64	22

Loss before income taxes	(6,830)	(6,420)	(13,443)	(4,875)	(31,568)
Provision for income taxes	104	96	58	312	570

Net loss	$(6,934)	$(6,516)	$(13,501)	$(5,187)	$(32,138)

Basic and diluted loss per share	$(0.25)	$(0.24)	$(0.49)	$(0.19)	$(1.16)

Shares used in computing basic and diluted loss per share	27,581	27,611	27,639	27,644	27,619

14. Subsequent Events.

None.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On July 27, 2007, our Audit Committee dismissed Ernst & Young as the Company’s independent accountant and on October 17, 2007, our Audit Committee appointed BDO Seidman, LLP as the Company’s new independent accountant. Reference is made to the Company’s Current Report on Form 8-K dated July 27, 2007, as amended by a Form 8-K/A dated August 15, 2007, for a discussion of the dismissal of Ernst & Young, disagreements with Ernst & Young on accounting and financial statement disclosure, and related matters.

ITEM 9A.	CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

Motive’s management, with the participation of our Chief Executive Officer (CEO) and Chief Financial Officer (CFO), evaluated the effectiveness of our disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as of December 31, 2007. Generally speaking, these rules require that we maintain disclosure controls and procedures that are designed to ensure that the information we are required to disclose in reports filed with the SEC is recorded, processed, summarized and reported within the required time periods. No system of controls, no matter how well designed and operated, can provide absolute assurance that the objectives of the system of controls are met, and no evaluation of controls can provide absolute assurance that the system of controls has operated effectively in all cases. Our disclosure controls and procedures, however, are designed to provide reasonable assurance that the objectives of disclosure controls and procedures are met. Based on this evaluation, our management, including our CEO and CFO, concluded that our disclosure controls and procedures were effective as of December 31, 2007.

As described in our Management Report on Internal Control Over Financial Reporting below, Motive’s management has identified material weaknesses in Motive’s internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, that existed as of December 31, 2005 and 2006. These material weaknesses related to our (a) entity level control environment, (b) revenue recognition, (c) accounting for sales commissions, (d) financial statement close process, (e) impairment analysis, (f) purchase accounting for the BroadJump acquisition, and (g) lack of internal financial statements. These material weaknesses in internal control over financial reporting also adversely affected the effectiveness of our disclosure controls and procedures as of December 31, 2005 and 2006. In addition, our ongoing efforts to identify and remediate these material weaknesses, and our change in independent accountants during 2007, caused us to miss the deadlines for filing our periodic reports with the SEC beginning with the quarter ended September 30, 2005 and continuing through the present.

Management Report on Internal Control Over Financial Reporting

The management of Motive is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under Securities Exchange Act of 1934. Generally speaking, these rules require that we maintain an internal control system that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation, and may not prevent or detect misstatements. In addition, projections of any evaluation of effectiveness to future periods are subject to risks that controls may become inadequate because of changes in conditions, because individuals may make errors in judgment, or because individuals may not comply with policies or procedures.

Motive’s management, with the participation of our CEO and CFO, assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. As of that date, management concluded, based on customary testing and assessment methodologies, that the Company did have effective internal control over financial reporting. Although management was unable to conduct customary testing and assessment methodologies with respect to the fiscal years ended December 31, 2005 and 2006, because of the material weaknesses discussed below, management concluded that our internal control over financial reporting was not effective as of December 31, 2005 and 2006.

Historical and Background Information

On October 27, 2005, Motive announced that a first quarter 2005 transaction with a European reseller had not been paid and a resulting restatement of the revenue that had been previously recognized from this transaction. The related agreement entitled the reseller to rights to sublicense certain Motive software to a leading European broadband provider. As of October 26, 2005, $5.2 million was invoiced and outstanding from the reseller. Although the agreement provided that the reseller’s obligation to pay license fees to Motive was not contingent upon the reseller sublicensing our software to the broadband provider, as of October 26, 2005, Motive determined that collection of the receivable would be dependent upon the reseller sublicensing the software to the broadband provider. Recognizing revenue from a contract for which collectibility was not reasonably assured, and for which the customer did not have the ability to pay, was not in compliance with Motive’s internal revenue recognition policy requirements. Accordingly, Motive announced that it would restate its financial results for the three month periods ending March 31, 2005 and June 30, 2005 and the six month period ending June 30, 2005. The effect of this restatement was to defer the recognition of revenue from the contract until payments were received from the reseller. The total revenue to be recognized from the contract was not impacted, only the timing of revenue recognition. In addition, this restatement had no effect on the Company’s cash and other liquid asset positions. As of March 2006, the entire $5.2 million receivable had been collected in full.

Shortly after the decision was made to restate our interim financial statements for 2005, as described above, the Audit Committee of Motive’s Board of Directors, with the assistance of independent counsel and forensic accountants, undertook an independent review of the facts giving rise to the restatement. The review also included an assessment of Motive’s revenue recognition practices related to certain reseller transactions (including the European reseller transaction described above) and an assessment of whether Motive recognized revenue in the proper periods in connection with certain other license and services arrangements that were entered into in 2004 and 2005. This review resulted in management making adjustments to the revenue that had previously been recognized in these two fiscal years. These adjustments related only to the timing of revenue recognized by the Company, and the revised results for 2004 and 2005 were, therefore, positively affected in some periods and negatively affected in other periods. These adjustments did not have any effect on Motive’s cash and other liquid asset positions. As a result of the review, our current management determined that the inappropriate accounting for revenue from the reseller and other software licensing and services transactions was found to have been caused by insufficient entity level and other controls over revenue recognition all as discussed below in “Entity Level Controls” and “Revenue Recognition.”

In conjunction with the independent review of the Audit Committee, while preparing year end financial statements for 2005, our management evaluated our application of GAAP for software and services revenue recognition, including the application to software arrangements of Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. Under GAAP, the appropriate recognition of revenue for our software license arrangements with multiple elements (which comprise virtually all of our software arrangements) depends on, among other things, our ability to establish vendor specific objective evidence (“VSOE”) of the relative fair value of the undelivered elements in the arrangement. Since Motive’s software products are generally shipped and delivered shortly after our license agreements are executed, the undelivered elements of Motive’s software arrangements typically consist of maintenance and/or services that are to be provided after delivery of Motive’s product. Included in management’s review of the application of GAAP to our bundled software arrangements was a reassessment of the Company’s prior determination that it had established VSOE of fair value for the various elements of the Company’s bundled software arrangements (specifically, the license element, maintenance element, consulting and training services element, and hosting services element). Generally speaking, the presence of VSOE permits the revenue of a bundled software arrangement to be allocated among that arrangement’s various elements and permits separate and earlier revenue recognition for each of the delivered elements, such as the license element. As a result of this review, the Company’s current management concluded that insufficient evidence existed to support the Company’s prior determination that VSOE of fair value existed for the maintenance and hosting elements for the majority of the Company’s software arrangements. This conclusion resulted in adjustments to the revenue that the Company had previously been recognized in the fiscal years ended December 31, 2001, 2002, 2003, 2004 and 2005, and was attributable to our inappropriate application of GAAP as described below in “Revenue Recognition.” These adjustments related only to the timing of revenue recognized by the Company, and the revised results for the above-described periods were, therefore, positively affected in some periods, and negatively affected in other periods. These adjustments did not have any effect on the Company’s cash and other liquid asset positions. During its reassessment of the VSOE issue, management advised the Audit Committee of its concerns regarding the Company’s prior determination with respect to the existence of VSOE and the Audit Committee expanded the scope of its review to include an assessment of the Company’s prior accounting judgments concerning the existence of VSOE. The Audit Committee’s review confirmed management’s conclusion that the Company’s prior determination concerning the existence of VSOE was not supported by sufficient evidence and that errors in accounting judgments had been made. In addition, the Audit Committee review concluded that, while judgments concerning VSOE may have been influenced by a desire to achieve certain business objectives, there was no evidence that any errors in such judgments were intended to misstate the Company’s financial statements and no evidence of withholding or concealment of information pertaining to the establishment or maintenance of VSOE.

Due to the adjustments that resulted from the reviews described in the preceding paragraph, management concluded that the financial statements previously issued by the Company for the fiscal years ended December 31, 2001, 2002, 2003, 2004, and the interim periods contained therein, the three month period ended March 31, 2005 and the three month and six month periods ended June 30, 2005 should no longer be relied upon.

In January, 2003, the Company completed its acquisition of BroadJump, Inc. The Company accounted for this acquisition using the purchase method of accounting and recorded approximately $40.1 million in deferred revenue, based upon a valuation report prepared by an independent valuation firm. In conjunction with the Audit Committee review discussed above, our management reviewed and analyzed this valuation report and the related purchase accounting for the BroadJump acquisition, including the deferred revenue balance that was originally recorded. Based on that review, management concluded that it could not rely upon the value of the BroadJump deferred revenue established in such valuation report. As a result, the Company engaged Deloitte & Touche (“D&T”) to perform a new valuation. Based upon the new valuation by D&T, the Company reduced the BroadJump deferred revenue balance from $40.1 million to $20.6 million. The reduction in deferred revenue was based on changes in certain assumptions, including the removal of certain marketing costs, a reduction in sales costs and a reduction in research and development costs. Unlike the other adjustments discussed above, the reduction in the BroadJump deferred revenue balance caused an absolute reduction in the Company’s reported revenue for each of calendar years 2003 through 2006, in the amount of $12.8 million, $4.1 million, $2.0 million, and $1.3 million, respectively. The deferred revenue adjustment did not have any effect on the Company’s cash and other liquid asset positions.

Material Weaknesses

Our management has identified the following material weaknesses in our internal control over financial reporting as of December 31, 2005 and/or 2006, as indicated below:

Entity Level Control Environment

Our management has concluded that an entity level material weakness existed as of December 31, 2005 related to the control environment component of internal control over financial reporting. Generally speaking, “entity level” weaknesses are weaknesses in certain components of internal control that have a pervasive impact on an entity’s internal control over financial reporting. One such component is the control environment. The control environment sets the tone of an organization and is the foundation for all other components of internal control, providing discipline and structure. The ineffective control environment at Motive concerned (A) a general lack of sensitivity to internal control practices and procedures, (B) inadequate staffing and training of accounting and finance personnel resulting in or contributing to a lack of adherence to GAAP, and (C) inadequate “tone at the top” from certain members of our former senior management concerning internal controls, coupled with behavior by certain members of our former senior management that, in certain instances, overly emphasized meeting revenue targets resulting in or contributing to a lack of adherence to GAAP and to our existing internal control procedures. For a more comprehensive discussion of various aspects of this and other of the material weaknesses discussed herein, see Exhibit 99.3 to Motive’s Current Report on Form 8-K dated July 27, 2007, entitled “Executive Summary and Closing Observations from Investigative Report accepted and approved by Motive’s Audit Committee on July 30, 2007.”) The material weakness in Motive’s control environment had a pervasive impact on all aspects of our internal control over financial reporting and contributed to each of the other material weaknesses discussed below. We have strengthened our entity level controls as discussed in “Remediation of Internal Control Weaknesses” below.

Revenue Recognition

Our management has concluded that a material weakness existed as of December 31, 2005 related to (i) revenue recognition for our multiple element software license arrangements and (ii) revenue recognition for certain re-seller arrangements and other software license and service arrangements. The Company’s previous, erroneous determination that it had established VSOE of fair value for the maintenance and hosting elements of the majority of the Company’s software arrangements resulted from the inappropriate application of GAAP as discussed above. Contributing to this material weakness was insufficient accounting experience and expertise among certain senior members of our accounting staff. The material weakness related to revenue recognition for certain re-seller arrangements and other software license and services arrangements was due to errors related to the review and evaluation of contracts and related documents, including the failure to notice that shipping documentation was sometimes missing or non-specific or that certain customers required purchase orders for payment, the inappropriate application of GAAP, the inappropriate application of cut-offs for recognition of revenue in appropriate periods and percentage of completion revenue recognition treatment applied inappropriately to selected services arrangements. Contributing to these errors was insufficient accounting expertise of the employees assigned to review the relevant documentation. Based on the above, our management has determined that our internal controls over revenue recognition were not effective as of December 31, 2005, resulting in a material weakness. We have strengthened our controls over revenue recognition as discussed in “Remediation of Internal Control Weaknesses” below.

Accounting for Sales Commissions

Our management has concluded that a material weakness existed as of December 31, 2005 in the design and operation of internal controls over our accounting for sales commissions. The Company paid commissions to its direct sales force based on its bookings, revenue recognized or a combination thereof under commission plans that are established annually. For financial reporting purposes, the Company historically recorded sales commission expense based on an estimated percentage of revenue in an attempt to match the expense with the related revenue recognized. As of December 31, 2005, the Company did not appropriately analyze sales commission expense in relationship to the revenues recognized on associated transactions. This material weakness in accounting for sales commissions resulted in material adjustments to sales commissions expense and accrued sales commissions in our consolidated financial statements for the years ended December 31, 2003, 2004 and for the interim periods ended March 31, 2005 and June 30, 2005. We have strengthened our controls over accounting for sales commissions as discussed in “Remediation of Internal Control Weaknesses” below.

Financial Statement Close Process

Our management has concluded that a material weakness existed as of December 31, 2005 related to our financial statement close procedures. More specifically, management has determined that errors were made in accounting for payments made and expense recognition for prepaid assets and accrued liabilities and that such errors were not detected during the course of our financial statement close procedures. Also, management has determined that errors were identified in the reconciliation of prepaid asset and accrued liability accounts and that certain of these account reconciliations were not reviewed in a timely manner. We have strengthened our financial statement close procedures as discussed in “Remediation of Internal Control Weaknesses” below.

Impairment Analysis

Our management has concluded that a material weakness existed as of December 31, 2005 related to our impairment analysis. Although the Company engaged a third party to perform its impairment analysis for 2005, the Company did not perform an adequate timely review of the data, assumptions and methodology included in the impairment analysis. We have strengthened these procedures as discussed in “Remediation of Internal Control Weaknesses” below.

BroadJump Purchase Accounting

Our management has concluded that a material weakness existed as of December 31, 2005 related to the deferred revenue balance that was originally recorded in connection with our acquisition of BroadJump, Inc. in 2003. As discussed above, our management determined that it could not rely upon the value of BroadJump’s deferred revenue established in a previous independent valuation, and engaged D&T to perform a new valuation. Based upon the new valuation, management reduced the BroadJump deferred revenue balance from $40.1 million to $20.6 million. This adjustment caused an absolute reduction in the Company’s reported revenues for each of calendar years 2003 through 2006. Contributing to this material weakness were the entity level control environment issues discussed above, together with insufficient accounting experience and expertise among certain senior members of our accounting staff that resulted in a failure to ensure that the valuation methodologies employed by the original third party valuation firm comported with GAAP and available interpretive guidance. We have strengthened our entity level controls and the training and expertise of our accounting staff as discussed in “Remediation of Internal Control Weaknesses” below.

Lack of Internal Financial Statements

Due to the ongoing restatement process, our management was unable to prepare internal financial statements from the beginning of the Audit Committee investigation in late 2005 until August 2007. Our management has concluded that a material weakness existed as of December 31, 2005 and as of December 31, 2006, related to our inability to prepare internal financial statements for each of such years and, commencing with the third quarter of 2005, for interim periods within such years. In addition, Motive has not been able to issue audited financial statements since the year ended December 31, 2004 because of the Audit Committee investigation, related restatement activities and the Company’s change in independent accountants in 2007.

Remediation of Internal Control Weaknesses

Motive has taken the following steps to address the material control weaknesses identified above:

•

In January 2006, our then Chief Financial Officer was replaced by an Acting Chief Financial Officer with five years of public accounting experience and six years of experience in a variety of roles at Motive.

•	In February 2006, our then Chief Executive Officer was replaced by a new Chief Executive Officer who is a FCA (Financial Chartered Accountant) with CEO-level experience at another public company.

•

In February 2006, the Company realigned various reporting relationships throughout the Company, including having the Chief Financial Officer report directly to the Chairman and Chief Executive Officer instead of to the Chief Operating Officer (as was previously the case).

•	In August 2006, the Company hired a new Chief Operating Officer.

•	In August 2006, the Company hired a new General Counsel.

•	In October 2006, the Company hired a new Chief Financial Officer who replaced the Acting Chief Financial Officer.

•

In February 2006, the Company changed its revenue recognition policy to recognize revenue for reseller agreements upon the earlier of (a) the time when the software is sublicensed to the reseller’s end customer or (b) the receipt of payment from the re-seller.

•

In March 2006, the Company changed its revenue recognition policy for bundled software arrangements to begin recognizing revenue on a ratable basis over the underlying maintenance term of the arrangement to reflect the absence of VSOE for maintenance and hosting.

•

In March 2006, the Company began requiring a review of the revenue recognition for significant software transactions by Company personnel who have the requisite technical accounting skills, but who are not responsible for contract negotiations.

•

In May 2006, the Company began to improve the technical abilities of its accounting and finance personnel by hiring additional support personnel and replacing positions with individuals that had more experience.

•

In July 2006, the Company began a more comprehensive tracking of all license agreement terms, including a rolling four quarter historical look-back to monitor any possible impact on the Company’s decision that it lacked VSOE for maintenance and hosting for all term and perpetual license agreements.

•

In August 2006, the Company completed a review of all of its software license agreements dating back to January 2001 to ensure the appropriate revenue recognition based on the Company’s revised revenue recognition policies.

•	During 2006 the Company enhanced its current accounting policies, practices and controls related to revenue recognition.

•

On July 27, 2007, the Audit Committee dismissed Ernst & Young as the Company’s independent accountant and on October 17, 2007, the Audit Committee appointed BDO Seidman, LLP as the Company’s new independent auditor.

•

As discussed above, in October 2006, management reviewed and analyzed the purchase accounting for the BroadJump acquisition that was completed in 2003, including the valuation report that supported the original deferred revenue balance recorded in connection with that acquisition. Management engaged D&T to perform a new valuation of the BroadJump deferred revenue balance, determined the results of such new valuation to be consistent with GAAP and available interpretive guidance, and made appropriate adjustments to the BroadJump deferred revenue balance in light of the new valuation.

•	In August 2007, the Company completed the restatement of its unaudited financial statements for the periods of December 31, 2001 through June 30, 2005.

•	As part of the Company’s monthly close process, the accounting department now reconciles all accounts with reviews being completed by the appropriate personnel.

•	On an annual basis, the Company conducts an impairment analysis for all intangible assets.

•	The Company currently promotes five core values, including operating with openness, honesty, integrity, and trust.

•

In September, 2007, the Company reviewed and amended its Code of Business Conduct and Ethics in order to add an annual certification requirement. The Company plans to continue to periodically review the Code in order to determine whether any further amendments to strengthen the Code are advisable.

•

Each new employee is required to sign the Code of Business Conduct and Ethics upon commencement of employment and every Company employee is required to affirmatively re-certify their commitment to the Code on an annual basis.

ITEM 9B.	OTHER INFORMATION

None.

PART III

The Company plans to furnish the information usually provided in Part III of an Annual Report on Form 10-K as an exhibit to a Current Report on Form 8-K expected to be filed on or before April 30, 2008.

PART IV

Item 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1.1 to Motive’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2.2 of Motive’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 3 to Motive’s registration statement on Form S-1 (File No. 333-111030) filed on May 14, 2004).

4.2	Amended and Restated Investors Rights Agreement, dated as of December 2, 2003 (incorporated by reference to Exhibit 4.2 of Motive’s registration statement on Form S-1 (File No. 333-111030) filed on December 9, 2003).

10.1+	Amended and Restated Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of Motive’s Annual Report on Form 10-K for the year ended December 31, 2004).

10.2+	Amendment to Amended and Restated Equity Incentive Plan of Motive, Inc. (incorporated by reference to Exhibit 10.6 of Motive’s Current Report on Form 8-K filed on February 21, 2006).

10.3+	Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 of Amendment No. 2 to Motive’s registration statement on Form S-1 (File No. 333-111030) filed on April 9, 2004).

10.4+*	First Amendment to Employee Stock Purchase Plan dated as of January 23, 2007.

10.5+	Motive, Inc. Key Employee Incentive Bonus Plan, effective as of May 29, 2007 (incorporated by reference to Exhibit 10.1 of Motive’s Current Report on Form 8-K filed on May 31, 2007).

10.6+	Form of Cash Award Agreement under the Motive, Inc. Key Employee Incentive Bonus Plan (incorporated by reference to Exhibit 10.2 of Motive’s Current Report on Form 8-K filed on May 31, 2007).

10.7+*	Director Compensation Plan, as amended.

10.8+	Form of Indemnification Agreement for directors and officers (incorporated by reference to Exhibit 10.5 of Motive’s registration statement on Form S-1 (File No. 333-111030) filed on December 9, 2003).

10.9+	Employment Agreement, dated February 20, 2006, by and between Motive, Inc. and Alfred Mockett (incorporated by reference to Exhibit 10.1 of Motive’s Current Report on Form 8-K filed on February 21, 2006).

10.10+	Restricted Stock Agreement, dated February 20, 2006, by and between Motive, Inc. and Alfred Mockett (incorporated by reference to Exhibit 10.2 of Motive’s Current Report on Form 8-K filed on February 21, 2006).

10.11+	Non-Qualified Stock Option Agreement, dated February 20, 2006, by and between Motive, Inc. and Alfred Mockett (incorporated by reference to Exhibit 10.3 of Motive’s Current Report on Form 8-K filed on February 21, 2006).

10.12+	Employment Agreement, dated September 27, 2007, by and between Motive, Inc. and Richard Hanna (incorporated by reference to Exhibit 10.1 of Motive’s Current Report on Form 8-K filed on October 1, 2007).

10.13+	Employment Agreement, dated September 27, 2007, by and between Motive, Inc. and Jack Greenberg (incorporated by reference to Exhibit 10.2 of Motive’s Current Report on Form 8-K filed on October 1, 2007).

10.14+	Employment Agreement, dated September 27, 2007, by and between Motive, Inc. and Mike Fitzpatrick (incorporated by reference to Exhibit 10.1 of Motive’s Current Report on Form 8-K filed on October 10, 2007).

10.15+*	Employment Agreement, dated December 7, 2007, between Motive, Inc. and Aramis Alverez.

10.16+*	Employment Agreement, dated December 7, 2007, between Motive, Inc. and Anna E. Clepper.

10.17*	Stipulation and Agreement of Partial Settlement dated December 6, 2007, among Lead Plaintiffs, Motive, Inc. and the individual Settling Defendants who executed same.

10.18*	Stipulation of Settlement dated as of December 6, 2007, among the Derivative Plaintiff, Motive, Inc. and the individual named defendants who executed same.

10.19*	Compromise Settlement Agreement and Mutual Release among Motive, Inc., Genesis Insurance Company and the individuals who executed same.

10.20*	Supplemental Agreement between Motive, Inc. and Genesis Insurance Company.

16.1	August 13, 2007 Letter from Ernst & Young LLP to the SEC (incorporated by reference to Exhibit 99.4 of Motive’s Amended Current Report on Form 8-K/A filed on August 15, 2007).

21.1*	List of Subsidiaries.

*	Filed Herewith.
+	Management contract or compensatory benefit plan or arrangement in which directors and executive officers are eligible to participate.